UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

SCULPTOR CAPITAL MANAGEMENT, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

EXPLANATORY NOTE

On October 25, 2023, Sculptor Capital Management, Inc. a Delaware Corporation (the “Company”), filed with the U.S. Securities and Exchange Commission (the “SEC”) a supplement (the “First Supplement”) to its definitive proxy statement (the “Original Proxy Statement,” as supplemented by the First Supplement, the “Proxy Statement”) filed with the SEC on October 12, 2023, relating to the special meeting of stockholders (the “Special Meeting”) to be held on November 16, 2023, to, among other things, approve the Agreement and Plan of Merger, dated as of July 23, 2023 (the “Original Merger Agreement,” as amended on October 12, 2023 by Amendment No. 1 to Agreement and Plan of Merger (the “First Amendment”), as further amended on October 26, 2023, by Amendment No. 2 to Agreement of Plan of Merger (the “Second Amendment”), and as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Sculptor Capital LP, a Delaware limited partnership and subsidiary of the Company (“Capital LP”), Sculptor Capital Advisors LP, a Delaware limited partnership and subsidiary of the Company (“Advisors LP”), Sculptor Capital Advisors II LP, a Delaware limited partnership and subsidiary of the Company (“Advisors II LP,” together with Capital LP and Advisors LP, the “Operating Partnerships” and each an “Operating Partnership”), Rithm Capital Corp., a Delaware corporation (“Parent”), Calder Sub, Inc., a Delaware corporation and subsidiary of Parent (“Merger Sub Inc.”), Calder Sub I, LP, a Delaware limited partnership and subsidiary of Parent (“Merger Sub I”), Calder Sub II, LP, a Delaware limited partnership and subsidiary of Parent (“Merger Sub II”), and Calder Sub III, LP, a Delaware limited partnership and subsidiary of Parent (“Merger Sub III”), providing for (i) the merger (the “Public Merger”) of Merger Sub Inc. with and into the Company, with the Company surviving such merger as the surviving corporation, (ii) the merger (the “LP Merger I”) of Merger Sub I with and into Capital LP, with Capital LP surviving such merger as the surviving partnership, (iii) the merger (the “LP Merger II”) of Merger Sub II with and into Advisors LP, with Advisors LP surviving such merger as the surviving partnership and (iv) the merger (the “LP Merger III,” and together with the Public Merger, LP Merger I and LP Merger II, the “Mergers”) of Merger Sub III with and into Advisors II LP, with Advisors II LP surviving such merger as the surviving partnership.

At the Special Meeting, stockholders of the Company will be asked to (i) adopt the Merger Agreement, thereby approving the transactions contemplated by the Merger Agreement, including the Mergers (the “Transactions,” and such proposal, the “Merger Proposal”), (ii) approve, by non-binding, advisory vote, certain compensation that will or may become payable by the Company to its named executive officers in connection with the Mergers (the “Non-Binding Compensation Proposal”) and (iii) approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes for the approval of the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).

The Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee of the Company Board, recommends that you vote “FOR” the Merger Proposal, “FOR” the Non-Binding Compensation Proposal and “FOR” the Adjournment Proposal. Because the vote in respect of the approval of the Merger Proposal is based on the voting power of the applicable shares outstanding, abstentions and failures to vote will have the same effect as voting AGAINST the approval of the Merger Proposal.

The Company has determined to voluntarily further supplement the Proxy Statement with the supplemental disclosure set forth below (the “Supplemental Disclosure”).

Supplemental Disclosure to Proxy Statement

The following information should be read in conjunction with the Proxy Statement, which should be read in its entirety. All page references are to pages in the Proxy Statement, and terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement. Underlined text shows text being added to a reference disclosure in the Proxy Statement and a line through text shows text being deleted from a referenced disclosure in the Proxy Statement.

As a result of the execution of the Second Amendment, the consideration payable to holders of the Company’s shares of Class A Common Stock will be equal to $12.70, an increase from the $12.00 set forth in the Merger Agreement, as amended, and as described in the Proxy Statement and the aggregate consideration payable to Partnership Unit holders will be equal to $177,856,138, an increase from $173,104,681 set forth in the Merger Agreement, as amended, and as described in the Proxy Statement. All references to the merger consideration payable to holders of the Company’s shares of Class A Common Stock in the Proxy Statement as being equal to $12.00 should now be interpreted to be references to $12.70 and all references to the merger consideration payable to Partnership Unit holders as being $173,104,681 should now be interpreted to be references to $177,856,138. All changes to disclosure included in the Supplemental Disclosure are intended to supersede the Proxy Statement in each instance in which such disclosure appears in the Proxy Statement.

Frequently Used Terms

The disclosure under the heading “Frequently Used Terms” is hereby supplemented by adding the underlined disclosure to iii, vi and vii of the Proxy Statement, as follows:

“First Amendment” means the Amendment No. 1 to Agreement and Plan of Merger, dated as of October 12, 2023, by and among Parent, the Merger Subs, the Operating Partnerships and the Company, which is attached to this Proxy Statement as Annex B;

“Merger Agreement” means the Agreement and Plan of Merger, dated as of July 23, 2023, by and among Parent, the Merger Subs, the Operating Partnerships and the Company, as amended on October 12, 2023 by Amendment No. 1 to Agreement and Plan of Merger, as further amended on October 26, 2023 by Amendment No. 2 to Agreement and Plan of Merger and as it may be amended from time to time;

“Second Amendment” means the Amendment No. 2 to Agreement and Plan of Merger, dated as of October 26, 2023 by and among Parent, the Merger Subs, the Operating Partnerships and the Company, which is attached as Annex I;

Summary—Merger Consideration

The disclosure under the heading “Summary—Merger Consideration” is hereby supplemented by adding the underlined disclosure to 5 of the Proxy Statement, as follows:

If the Public Merger is completed, each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares, Dissenting Shares or unvested Company Restricted Stock Awards) will be cancelled and automatically converted into the right to receive the Public Merger Consideration, without interest, less any applicable withholding taxes. The aggregate consideration payable to holders of shares of Class A Common Stock (including any Vested Company Stock Award) in the Public Merger will be approximately ~~$313.3 million~~ $331.6 million, which amount does not include payment for $55.1 million in shares of Class A Common Stock held by Parent, which will be cancelled for no consideration upon the closing of the Mergers. Thereafter, each certificate or book-entry formerly representing any of the shares of Class A Common Stock will represent only the right to receive the Public Merger Consideration, without interest, less any applicable withholding taxes. If the Mergers are completed, each share of Class B Common Stock will be cancelled and retired, for no consideration. However, holders of such shares of Class B Common Stock will receive consideration in cash in respect of corresponding Partnership Units as described in “The Merger Agreement — Merger Consideration; Treatment of Company Common Stock and Company Warrants; Treatment of Partnership Units; Treatment of Company Stock Awards” beginning on page 138, for aggregate consideration payable to such Partnership Unitholders of ~~$173,104,681~~ $177,856,138, which equates to approximately ~~$7.13~~ $7.33 for each LP Class A Unit and LP Class A-1 Unit and $0 for each LP Class E Unit, LP Class P Unit and LP Class P-4 Unit.

Summary—Opinions of Financial Advisors—Opinion of PJT Partners LP

The disclosure under the heading “Summary—Opinions of Financial Advisors—Opinion of PJT Partners LP” on page 7 of the Proxy Statement is restated, as follows:

PJT Partners LP (“PJT Partners”) was retained by the Special Committee to act as its financial advisor in connection with the Transactions and, upon the Special Committee’s request, to render its fairness opinion to the Special Committee in connection therewith. The Special Committee selected PJT Partners to act as its financial advisor based on PJT Partners’ qualifications, expertise and reputation, its knowledge of the Company’s industry and its knowledge and understanding of the business and affairs of the Company. At a meeting of the Special Committee on October 26, 2023, PJT Partners rendered its oral opinion, subsequently confirmed in its written opinion dated October 26, 2023, to the Special Committee that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the Public Merger Consideration to be received by the holders of shares of Class A Common Stock (other than holders of shares of Class A Common Stock that hold Partnership Units and their respective affiliates that are holders of shares of Class A Common Stock) in the Transactions was fair to such holders from a financial point of view.

The full text of PJT Partners’ written opinion delivered to the Special Committee, dated October 26, 2023, is attached as Annex G and incorporated into this Proxy Statement by reference in its entirety. PJT Partners’ written opinion has been provided by PJT Partners at the request of the Special Committee and is subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated therein). You are encouraged to read the opinion carefully in its entirety. PJT Partners provided its opinion to the Special Committee, in its capacity as such, in connection with and for purposes of its evaluation of the Transactions only and PJT Partners’ opinion does not constitute a recommendation as to any action the Special Committee or the Board of Directors should take with respect to the Transactions or how any holder of Company Common Stock should vote or act with respect to the Transactions or any other matter. The summary of the PJT Partners opinion contained in this Proxy Statement is qualified in its entirety by reference to the full text of PJT Partners’ written opinion. For a summary of PJT Partners’ opinion and the methodology that PJT Partners used to render its opinion, see the section titled “The Mergers - Opinions of Financial Advisors - Opinion of PJT Partners LP,” beginning on page 108.

Summary—Opinions of Financial Advisors—Opinion of JP Morgan Securities LLC

The disclosure under the heading “Summary—Opinions of Financial Advisors—Opinion of J.P. Morgan Securities LLC” on page 7 of the Proxy Statement is restated, as follows:

In connection with the Mergers, on October 26, 2023, J.P. Morgan Securities LLC (“J.P. Morgan”), the Company’s financial advisor, delivered to the Board of Directors an oral opinion, which was confirmed by delivery of a written opinion dated October 27, 2023, to the effect that, as of October 26, 2023 and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Public Merger Consideration to be paid to the holders of Class A Common Stock in the Mergers was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan, dated October 27, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex H. The summary of J.P. Morgan’s opinion contained in this Proxy Statement is qualified in its entirety by reference to the full text of the written opinion. The holders of Class A Common Stock are urged to read the opinion in its entirety. J.P. Morgan provided advisory services and its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Mergers. J.P. Morgan did not express any opinion as to the fairness of any consideration to be paid in connection with the Mergers to the holders of any other class of securities, creditors or other constituencies of the Company, or as to the underlying decision by the Company to engage in the Mergers. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. J.P. Morgan’s opinion is not a recommendation as to how any holder of Class A Common Stock should vote with respect to the approval of the Mergers or any other matter. For a description of the opinion that the Board of Directors received from J.P. Morgan, see the section titled “The Mergers — Opinions of Financial Advisors — Opinion of J.P. Morgan Securities LLC” beginning on page 115.

Summary—Financing of the Mergers

The disclosure under the heading “Summary—Financing of the Mergers” is hereby supplemented by adding the underlined disclosure to page 11 of the Proxy Statement, as follows:

We anticipate that the total amount of funds necessary to complete the Mergers and the Transactions will be approximately ~~$638 million~~ $665 million, including the funds needed to:

•	pay the Company Stockholders and Partnership Unitholders the amounts due to them under the Merger Agreement;

•	repay in full the Company Credit Agreement; and

•	pay amounts that will become payable in respect of Converted Restricted Stock Awards and Converted RSUs, assuming the vesting thereof.

This total amount is expected to be funded through cash on hand and available liquidity of Parent. The closing of the Mergers is not conditioned upon Parent obtaining any financing. This total amount does not include payment for shares of Class A Common Stock held by Parent, which will be cancelled for no consideration upon the closing of the Mergers.

Summary—Termination Fees

The disclosure under the heading “Summary—Termination Fees” is hereby supplemented by adding the underlined disclosure to page 15 of the Proxy Statement, as follows:

Under the Merger Agreement, the Company may be required to pay Parent a termination fee in the amount of ~~$20,307,196~~ $22,426,831 or reimburse up to ~~$5,415,252~~ $5,677,679 of Parent’s expenses if the Merger Agreement is terminated under specified circumstances. For information about when the Company must pay this fee, see “The Merger Agreement — Termination Fees” beginning on page 157.

Summary—Conditions to the Closing of the Mergers

The disclosure under the heading “Summary—Conditions to the Closing of the Mergers” is hereby supplemented by adding the underlined disclosure to page 15 of the Proxy Statement, as follows:

The obligations of Parent and the Merger Subs to consummate the Mergers are subject to the satisfaction or waiver by Parent of the following additional conditions at or prior to the Closing Date:

•	subject to certain materiality and other qualifiers, the accuracy of the representations and warranties of the Company;

•
the Company and the Operating Partnerships having performed in all material respects all of the covenants and obligations of the Merger Agreement required to be performed and complied with by such parties at or prior to the Closing;

•
the receipt of Client Consents representing at least 85% of such parties’ revenue run rate (subject to certain adjustments as set forth in the Merger Agreement), provided that each of Parent and the Merger Subs have waived such condition, solely to the extent the Closing occurs on or prior to November 17, 2023;

•
since the date of the Merger Agreement, no Company Material Adverse Effect (as defined in the section titled “The Merger Agreement — Representations and Warranties”) having occurred that is continuing; and

•	the delivery of a certificate signed by an executive officer of the Company certifying each of the above conditions having been satisfied.

Summary—Voting Agreements

The disclosure under the heading “Summary—Voting Agreements” is hereby supplemented by adding the underlined disclosure to page 16 of the Proxy Statement, as follows:

In connection with the execution of the Original Merger Agreement, on July 23, 2023, Parent entered into Voting Agreements with each of the Specified Stockholders. As of October 17, 2023, the Specified Stockholders collectively controlled approximately 24% of the total voting power of the Company’s outstanding voting stock. Further, Parent holds shares of Class A Common Stock representing approximately 6.5% of the total voting power of the Company’s outstanding voting stock, which the Company expects will be voted in favor of the Merger Proposal.

The Specified Stockholders have agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to vote their respective shares of Company Common Stock as follows:

•	in favor of the Merger Proposal and any other transactions or matters expressly contemplated by the Merger Agreement at any stockholder meeting at which such vote is requested;

•
against any Acquisition Proposal or any other transaction, proposal, agreement or action that would or would reasonably expected to (i) prevent or delay the consummation of the Transactions, including the Mergers, or (ii) result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of any Specified Stockholder contained in the Voting Agreement; and

•	in favor of any other matter necessary to the consummation of the Transactions, including the Mergers.

In addition, under the Voting Agreement, each Specified Stockholder has agreed not to transfer or dispose of any shares of Company Common Stock or other securities of the Acquired Companies, except for permitted transfers, during the term of the Voting Agreement. The Specified Stockholders also agreed to adhere to certain non-solicitation restrictions.

In connection with entering into the Second Amendment, on October 26, 2023, Rithm entered into a Transaction Support Agreement with each of the members of the Former EMD Group and the other signatories party thereto (other than Rithm, each a “Former EMD Stockholder” and collectively, the “Former EMD Stockholders”), each a stockholder of Sculptor and/or a unitholder of the Operating Partnerships. Under the terms of the Transaction Support Agreement each Former EMD Stockholder has agreed, among other things, to vote all shares held by such Former EMD Stockholder in favor of the adoption of the Merger Agreement and the approval of the Transactions, including the Public Merger, at any meeting of the stockholders of Sculptor and in favor of any other transactions or matters expressly contemplated by the Merger Agreement and against any alternative acquisition proposals. As of October 26, 2023, the Former EMD Stockholders collectively controlled approximately 15.2% of the voting power in connection with the Company Stockholder Approval. See “Voting Agreements” beginning on page 159.

Questions and Answers About the Special Meeting and the Mergers

The disclosure under the heading “Questions and Answers About the Special Meeting and the Mergers” is hereby supplemented by adding the underlined disclosure to pages 18 and 19 of the Proxy Statement, as follows:

Q: What will I receive if the Mergers are completed?

A: If the Public Merger is completed, each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares, Dissenting Shares or unvested Company Restricted Stock Awards) will be cancelled and automatically converted into the right to receive an amount in cash equal to ~~$12.00~~ $12.70 (the “Public Merger Consideration”), without interest, less any applicable withholding taxes. The aggregate consideration payable to holders of shares of Class A Common Stock (including any Vested Company Stock Award) in the Public Merger will be approximately ~~$313.3 million~~ $331.6 million, which amount does not include payment for $55.1 million in shares of Class A Common Stock held by Parent, which will be cancelled for no consideration upon the closing of the Mergers. Thereafter, each certificate or book-entry formerly representing any of the shares of Class A Common Stock will represent only the right to receive the Public Merger Consideration, without interest, less any applicable withholding taxes. If the Mergers are completed, each share of Class B Common Stock will be cancelled and retired, for no consideration. However, holders of such shares of Class B Common Stock will receive consideration in cash in respect of corresponding Partnership Units as described in “The Merger Agreement – Merger Consideration; Treatment of Company Common Stock and Company Warrants; Treatment of Partnership Units; Treatment of Company Stock Awards” beginning on page 138, for aggregate consideration payable to such Partnership Unitholders of ~~$173,104,681~~ $177,856,138, which equates to approximately ~~$7.13~~ $7.33 for each LP Class A Unit and LP Class A-1 Unit and $0 for each LP Class E Unit, LP Class P Unit and LP Class P-4 Unit.

The Mergers—Merger Consideration

The disclosure under the heading “The Mergers—Merger Consideration” is hereby supplemented by adding the underlined disclosure to page 36 of the Proxy Statement, as follows:

If the Public Merger is completed, each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares, Dissenting Shares or unvested Company Restricted Stock Awards) will be cancelled and automatically converted into the right to receive the Public Merger Consideration, without interest, less any applicable withholding taxes. The aggregate consideration payable to holders of shares of Class A Common Stock (including any Vested Company Stock Award) in the Public Merger will be approximately ~~$313.3 million~~ $331.6 million, which amount does not include payment for $55.1 million in shares of Class A Common Stock held by Parent, which will be cancelled for no consideration upon the closing of the Mergers. Thereafter, each certificate or book-entry formerly representing any of the shares of Class A Common Stock will represent only the right to receive the Public Merger Consideration, without interest, less any applicable withholding taxes. If the Mergers are completed, each share of Class B Common Stock will be cancelled and retired, for no consideration. However, holders of such shares of Class B Common Stock will receive consideration in cash in respect of corresponding Partnership Units as described in “The Merger Agreement — Merger Consideration; Treatment of Company Common Stock and Company Warrants; Treatment of Partnership Units; Treatment of Company Stock Awards” beginning on page 138, for aggregate consideration payable to such Partnership Unitholders of ~~$173,104,681~~ $177,856,138, which equates to approximately ~~$7.13~~ $7.33 for each LP Class A Unit and LP Class A-1 Unit and $0 for each LP Class E Unit, LP Class P Unit and LP Class P-4 Unit.

Background of the Mergers

The disclosure under the heading “Background of the Mergers” is hereby supplemented by adding the following disclosure to page 92 of the Proxy Statement, as follows:

On October 25, 2023, the Special Committee sent representatives of the Consortium a letter (the “October 25 Letter”), responding to the Consortium’s October 24 email (the “October 24 email”) and most recent mark-ups of the Consortium Definitive Agreements. The October 25 Letter noted that the Special Committee disagreed with the assertions made by the Consortium in the October 24 email and declined the Consortium’s request to speak with the Company’s ten largest clients, stating among other things that no other bidder involved in the sale process (including Rithm) had been granted a similar opportunity and that such access has the potential to cause significant competitive harm to the Company given that certain members of the Consortium are competitors of the Company. The Special Committee reiterated its expectation that such meetings would not reveal anything more than what the Special Committee and, at the direction of the Special Committee, its advisors and the Company’s employees had told the Consortium all along – that clients in the Company’s hedge funds had expressed an intent to redeem their investments in the event of an announced transaction with the Consortium. The Special Committee noted that despite the extensive diligence materials shared with the Consortium in writing, on conference calls, and in person, the Consortium did not appear to be any closer to reaching an agreement on the terms laid out by the Special Committee and that instead the Consortium continued to introduce new requests, including the latest request to speak to the Company’s ten largest clients as a condition to signing.  The Special Committee noted that despite extensive engagement and negotiation with the Consortium, it did not believe the Consortium was willing to agree to a deal on the terms the Special Committee was prepared to recommend, or that the Board of Directors or Company Stockholders would approve.  However, the Special Committee expressed its continued willingness to consider any proposal from the Consortium that properly addressed the concerns previously raised by the Special Committee.

Later that day, representatives of Skadden informed representatives of Latham & Watkins that Rithm was engaging in discussions with the Former EMD Group and considering agreeing to certain amendments to the Merger Agreement in exchange for the Former EMD Group entering into a support agreement in connection with the Transactions. Specifically, the Former EMD Group requested that (a) the Public Merger Consideration be increased and (b) Rithm indemnify the Former EMD Group for litigation relating to the Transactions. Later that day, representatives of Skadden provided representatives of Latham & Watkins with drafts of a second amendment to the Merger Agreement (the “Second Amendment”), the TRA Guaranty, and a Transaction Support Agreement to be signed by the members of the Former EMD Group (the “Transaction Support Agreement”) in connection with the Transactions (collectively, the “Second Revised Transaction Documents”). In connection with the Second Revised Transaction Documents, additional amendments to Mr. Levin’s Partner Agreements were also contemplated. The Second Revised Transaction Documents were conditioned on Rithm separately negotiating and agreeing to the terms of the Second Revised Transaction Documents with the Special Committee, and contemplated the following:

•	Revising the Merger Agreement on the following terms:

o
modifying the Public Merger Consideration to a potentially higher undetermined  price per share of Class A Common Stock, together with a corresponding increase to the consideration payable to Partnership Units in accordance with the payments waterfall in the Operating Partnerships LPAs;

o	increasing the total amount of the Company Termination Fee to 3.95% of aggregate equity value;

o	shortening the period in which the Closing would occur following satisfaction or waiver of the conditions to closing from two business days to one business day;

o
requiring the Company Termination Fee to be payable to Rithm if an Acquisition Proposal has been made (whether or not withdrawn) and within twelve months of the termination of the Merger Agreement, the Company (i) consummates any Acquisition Proposal or (ii) enters into a definitive agreement for the consummation of any Acquisition Proposal and such Acquisition Proposal is subsequently consummated; and

o	waiving the Rithm Client Consent Condition in the Merger Agreement to the extent that the Closing occurs on or prior to November 17, 2023.

•
Revising the TRA Guaranty and the Transaction Support Agreement to be entered into between Rithm and the Former EMD Group on the following terms (which were consistent with the terms proposed on September 22, 2023 and described above, other than that Rithm would no longer agree to indemnify the Former EMD Group for litigation relating to the Transactions):

o	Rithm would reimburse the Former EMD Group $5.5 million in expenses;

o
Rithm would provide a guarantee of the TRA (the “TRA Guaranty”), including a guarantee of an estimated nominal amount of approximately $173 million of existing amounts payable under the TRA and a guarantee of the additional nominal amounts payable under the TRA created by the Transactions (estimated to be approximately $121 million in the aggregate based on a potential Public Merger Consideration of $12.70 per share of Class A Common Stock and various other assumptions and projections that are subject to change, for a total estimated nominal amount of approximately $294 million of payments guaranteed under the TRA Guaranty). Rithm would serve as guarantor to the TRA Guaranty to address the request by the Former EMD Group that a publicly-traded company guarantee the obligations under the TRA given that, prior to consummation of the Transactions, the Company is a party to the TRA and is the ultimate publicly-traded company in the current corporate structure. Rithm would also be required to deliver a written offer to each of the partners under the TRA other than the Former EMD Stockholders, to enter into the TRA Guaranty effective as of the Closing;

o
Rithm would have the right to buy out the TRA in the event of an extraordinary transaction (e.g., a change of control or sale of all or substantially all of their respective assets) involving the Company and/or Rithm (in each case, following the Closing) at an 8.5% discount rate;

o
the members of the Former EMD Group would enter into a voting agreement (the “Former EMD Group Voting Agreements”) and agree to vote all of their shares of Class A Common Stock and Class B Common Stock in support of the Transactions; and

o
each member of the Former EMD Group and each director of the Company would provide a full release with limited exceptions, and all releasing parties would withdraw all pending litigations or claims against the released parties (which includes the Company).

•	Revising the Levin Letter to be entered into among the Merger Subs and James Levin on the following terms:

o
No severance benefits (including, without limitation, any accelerated vesting of deferred amounts) will be payable to Mr. Levin in the event of a Special Notice Termination (as defined below) due to the parties being unable, following a request by either party to re-negotiate such terms, to agree on new compensation arrangements to be effective for Mr. Levin after March 30, 2025;

o	Any Annual Fund Performance Payment payable in respect of calendar year 2023 and any subsequent calendar year will be payable 75% in cash and 25% in DCIs;

o
The $30 million dollar maximum limit on the Annual Fund Performance Payment payable to Mr. Levin for 2023 and each subsequent calendar year will be reduced by the sum of any amounts (other than any tax advances) payable to Mr. Levin in the same calendar year in respect of carried interest awards granted to him under the Partner Agreements;

o
Regardless of the reason for Mr. Levin’s termination of service, Mr. Levin will be subject to the non-competition covenants applicable under the Partner Agreements and the limited partnership agreements of the Operating Partnerships for at least twelve months;

o
The Restricted Period applicable to the certain other restrictive covenants applicable to Mr. Levin under the Partner Agreements and the limited partnership agreements of the Operating Partnerships shall be reduced (i) in the case of a Withdrawal without Cause, a Good Reason Withdrawal or a Special Notice Termination to 12 months following any such termination and (ii) in the case of any other termination of Mr. Levin’s service (other than a termination for Cause) to the later of (i) 12 months following such termination and (ii) the earlier of (A) the second anniversary of such termination and (B) March 31, 2026; and

o	Each of the Successor Entities and Mr. Levin would execute mutual releases, in each case, subject to certain exceptions, to be effective as of the Closing.

From the evening of October 25, 2023, and through October 26, 2023, representatives of Latham & Watkins engaged in negotiations with representatives of Skadden regarding the draft Second Amendment, including with respect to (i) the waiver of the Rithm Client Consent Condition and (ii) the proposed increase to the total amount of the Company Termination Fee. On October 26, 2023, representatives of Skadden provided representatives of Latham & Watkins with updated drafts of the Second Revised Transaction Documents, which, among other things, proposed a Public Merger Consideration of $12.70 per share of Class A Common Stock.

Later on October 26, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors present, the Special Committee reviewed the final outcome of negotiations with Rithm and engaged in a discussion with representatives of Latham & Watkins on the legal obligations of the members of the Special Committee and the key provisions of the Second Revised Transaction Documents. PJT Partners rendered its oral opinion, subsequently confirmed in its written opinion, dated October 26, 2023, to the Special Committee that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the Public Merger Consideration to be received by the holders of Class A Common Stock (other than holders of shares of Class A Common Stock that hold Partnership Units and their respective affiliates that are holders of shares of Class A Common Stock) in the Transactions was fair to such holders from a financial point of view. After discussing the final terms of the Second Amendment, noting the (i) increase in the Public Merger Consideration by $0.70 per Class A Share (which was conditioned on an increase in the amount of the Company Termination Fee), (ii) the waiver of the Rithm Client Consent Condition if the closing of the Transactions were to occur on or prior to November 17, 2023 and the resulting high degree of closing certainty reflected in the Transactions with Rithm, and (iii) the terms of the Transaction Support Agreement to be executed concurrently with the Second Amendment, the Special Committee unanimously recommended that the Board of Directors approve the execution by the Company of the Second Amendment and recommend that the Company Stockholders vote to adopt the Merger Agreement (as amended by the Amendment and the Second Amendment).

The Board of Directors subsequently that evening convened a meeting with representatives of its financial and legal advisors, PJT Partners and Latham & Watkins present, at which the Special Committee conveyed its recommendation that the Board of Directors approve the execution by the Company of the Second Amendment and recommend that the Company Stockholders vote to adopt the Merger Agreement (as amended by the Amendment and the Second Amendment). The Board of Directors then reviewed with the Company’s management, together with the Company’s legal and financial advisors and representatives of PJT Partners and Latham & Watkins, the final outcome of negotiations. Representatives of J.P. Morgan, as financial advisors to the Company, rendered an oral opinion to the Board of Directors, subsequently confirmed by delivery of a written opinion, dated October 26, 2023, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the per share merger consideration of $12.70 to be received by the holders of Class A Common Stock in the Mergers was fair to such stockholders from a financial point of view. After discussion, the Board of Directors unanimously approved and declared advisable the Second Amendment, the Mergers and all of the other Transactions contemplated by the Merger Agreement (as amended by the Amendment and the Second Amendment); declared that it was in the best interests of the Company and the Company Stockholders that the Company enter into the Second Amendment and consummate the Transactions; and recommended that Company Stockholders vote in favor of the adoption of the Transactions and the Merger Agreement (as amended by the Amendment and the Second Amendment).

Later that evening, the Company and Rithm executed the Second Amendment, Rithm and the members of the Former EMD Group executed the Transaction Support Agreement and the Successor Entities and Mr. Levin executed the Amended Levin Letter (as defined below).

On the morning of October 27, 2023, the Company and Rithm issued a joint press release announcing the execution of the Second Amendment.

Shortly thereafter on October 27, 2023, a representative of the Consortium contacted representatives of the Special Committee asking if the Special Committee would be interested in reimbursing the Consortium’s legal fees if the Consortium were to withdraw rather than continue its efforts.  After acknowledging receipt of the request, the Special Committee advised the Consortium that the Special Committee would not provide any further response to it.

Purpose and Reasons of the Company for the Mergers; Recommendation of Our Board of Directors and the Special Committee; Fairness of the Mergers

The disclosure under the heading “Purpose and Reasons of the Company for the Mergers; Recommendation of Our Board of Directors and the Special Committee; Fairness of the Mergers” is hereby supplemented by adding the underlined disclosure to page 94 of the Proxy Statement, as follows:

o
the conclusions of the Special Committee and the Board of Directors that the termination fee payable by the Company under certain circumstances (which represents ~~3.75%~~ 3.95% of the total equity value of the Company in the Transactions) is reasonable in light of, among other matters, the benefit of the Mergers to the Company Stockholders, the size of such termination fee in similar transactions and the enterprise value of the Company;

Opinions of Financial Advisors—Opinion of PJT Partners LP

The disclosure under the heading “Opinions of Financial Advisors—Opinion of PJT Partners LP” on pages 108 through 115 of the Proxy Statement is restated, as follows:

PJT Partners was retained by the Special Committee to act as its financial advisor in connection with the Transactions and, upon the Special Committee’s request, to render its fairness opinion to the Special Committee in connection therewith. The Special Committee selected PJT Partners to act as its financial advisor based on PJT Partners’ qualifications, expertise and reputation, its knowledge of the Company’s industry and its knowledge and understanding of the business and affairs of the Company. On July 23, 2023, PJT Partners rendered its original written opinion to the Special Committee that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with such opinion, the Public Merger Consideration to be received by holders of shares of Class A Common Stock (other than holders of shares of Class A Common Stock that hold Partnership Units and their respective affiliates that are holders of shares of Class A Common Stock) in the Transactions pursuant to the Original Merger Agreement was fair to such holders from a financial point of view. On October 11, 2023, PJT Partners rendered its second written opinion to the Special Committee that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with such opinion, the Public Merger Consideration to be received by holders of shares of Class A Common Stock (other than holders of shares of Class A Common Stock that hold Partnership Units and their respective affiliates that are holders of shares of Class A Common Stock) in the Transactions pursuant to the Original Merger Agreement, as amended by the First Amendment, was fair to such holders from a financial point of view. At a meeting of the Special Committee on October 26, 2023, PJT Partners rendered its oral opinion, subsequently confirmed in its written opinion dated October 26, 2023, to the Special Committee that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the Public Merger Consideration to be received by holders of shares of Class A Common Stock (other than holders of shares of Class A Common Stock that hold Partnership Units and their respective affiliates that are holders of shares of Class A Common Stock) in the Transactions was fair to such holders from a financial point of view.

The full text of PJT Partners’ written opinion delivered to the Special Committee, dated October 26, 2023, is attached as Annex G and incorporated into this Proxy Statement by reference in its entirety. PJT Partners’ written opinion has been provided by PJT Partners at the request of the Special Committee and is subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by PJT Partners in connection with the opinion (which are stated therein). You are encouraged to read the opinion carefully in its entirety. PJT Partners provided its opinion to the Special Committee, in its capacity as such, in connection with and for purposes of its evaluation of the Transactions only and PJT Partners’ opinion does not constitute a recommendation as to any action the Special Committee or the Board of Directors should take with respect to the Transactions or how any holder of Company Common Stock should vote or act with respect to the Transactions or any other matter. The following is a summary of PJT Partners’ opinion and the methodology that PJT Partners used to render its opinion. This summary of the PJT Partners opinion contained in this Proxy Statement is qualified in its entirety by reference to the full text of PJT Partners’ written opinion.

In arriving at its opinion, PJT Partners, among other things:

•	reviewed certain publicly available information concerning the business, financial condition and operations of the Company;

•	reviewed certain internal information concerning the business, financial condition and operations of the Company prepared and furnished to PJT Partners by the management of the Company;

•
reviewed certain internal financial analyses, estimates and forecasts relating to the Company, including projections for fiscal years 2023E through 2026E that were prepared by or at the direction of and approved for PJT Partners’ use by the management of the Company and by the Special Committee (collectively, the “Projections”);

•
held discussions with members of senior management of the Company concerning, among other things, their evaluation of the Transactions and the Company’s business, operating and regulatory environment, financial condition, prospects and strategic objectives;

•	reviewed the historical market prices and trading activity for the Class A Common Stock;

•	compared certain publicly available financial and stock market data for the Company with similar information for certain other companies that PJT Partners deemed to be relevant;

•	compared the proposed financial terms of the Transactions with publicly available financial terms of certain other business combinations that PJT Partners deemed to be relevant;

•	reviewed the Original Merger Agreement, as amended by the First Amendment, and a draft, dated October 26, 2023, of the Second Amendment; and

•	performed such other financial studies, analyses and investigations, and considered such other matters, as PJT Partners deemed necessary or appropriate for purposes of rendering its opinion.

In preparing its opinion, with the consent of the Special Committee, PJT Partners relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by PJT Partners, without independent verification thereof. PJT Partners assumed, with the consent of the Special Committee, that the Projections and the assumptions underlying the Projections, and all other financial analyses, estimates and forecasts provided to PJT Partners by the management of the Company, were reasonably prepared in accordance with industry practice and represented the management of the Company’s best-then currently available estimates and judgments as to the business and operations and future financial performance of the Company. PJT Partners assumed no responsibility for and expressed no opinion as to the Projections, the assumptions upon which they were based or any other financial analyses, estimates and forecasts provided to PJT Partners by the management of the Company. PJT Partners also assumed, with the consent of the Special Committee, that there were no material changes in the assets, financial condition, results of operations, business or prospects of the Company since the respective dates of the last financial statements of the Company made available to PJT Partners. PJT Partners, with the consent of the Special Committee, relied on the management of the Company’s representations and/or projections regarding taxable income, standalone net operating loss utilization and other tax attributes of the Company. PJT Partners further relied, with the consent of the Special Committee, upon the assurances of the management of the Company that they were not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

PJT Partners was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by it, nor was it furnished with any such verification and it did not assume any responsibility or liability for the accuracy or completeness thereof. PJT Partners did not conduct a physical inspection of any of the properties or assets of the Company. PJT Partners did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company, nor was it furnished with any such evaluations or appraisals, nor did it evaluate the solvency of the Company under any applicable laws.

PJT Partners also assumed, with the consent of the Special Committee, that the final executed form of the Second Amendment would not differ in any material respects from the draft reviewed by PJT Partners and that the consummation of the Transactions would be effected in accordance with the terms and conditions of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Transactions, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or Parent or the contemplated benefits of the Transactions. PJT Partners also assumed that the representations and warranties made by the Company and Parent in the Merger Agreement and the related agreements are and will be true and correct in all respects material to PJT Partners’ analysis. PJT Partners did not express any opinion as to any tax or other consequences that might result from the Transactions, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which PJT Partners understood that the Company obtained such advice as it deemed necessary from qualified professionals. PJT Partners is not a legal, tax or regulatory advisor and relied upon without independent verification the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters. PJT Partners did not express any opinion as to the relative fairness of the consideration to be received by any one holder of Company Common Stock as compared to any other holder of Company Common Stock.

PJT Partners did not express any opinion as to the fairness of the consideration to be paid pursuant to the Merger Agreement to the holders of the Class B Common Stock and Partnership Units in connection with the Transactions. In arriving at its opinion, PJT Partners was not asked to solicit, and did not solicit, interest from any party with respect to any sale, acquisition, business combination or other extraordinary transaction involving the Company or its assets. PJT Partners did not consider the relative merits of the Transactions as compared to any other business plan or opportunity that might be available to the Company or the effect of any other arrangement in which the Company might engage, and PJT Partners’ opinion did not address the underlying decision by the Company to engage in the Transactions. PJT Partners’ opinion was limited to the fairness as of the date of the opinion, from a financial point of view, to the holders of shares of Class A Common Stock (other than holders of shares of Class A Common Stock that hold Partnership Units and their respective affiliates that are holders of shares of Class A Common Stock) of the Public Merger Consideration to be received by such holders in the Public Merger, and PJT Partners’ opinion did not address any other aspect or implication of the Transactions, the Merger Agreement, the Transaction Support Agreement, the Voting Agreements, the Levin Letter or any other agreement or understanding entered into in connection with the Transactions or otherwise. PJT Partners further expressed no opinion or view as to (i) the fairness of the Transactions to the holders of any other class of securities (including to the holders of Class B Common Stock and Partnership Units), creditors or other constituencies of the Company, (ii) the allocation of the aggregate consideration to be paid in the Transactions between the holders of the Company Common Stock and Partnership Units or the relative fairness of the consideration to the holders of any shares of Company Common Stock, or (iii) as to the underlying decision by the Company to engage in the Transactions. PJT Partners also expressed no opinion as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Public Merger Consideration to be received by the holders of the shares of Class A Common Stock or otherwise. PJT Partners’ opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to PJT Partners, as of the date of the opinion. PJT Partners assumed no responsibility for updating or revising the opinion based on circumstances or events occurring after the date thereof. PJT Partners expressed no opinion as to the prices or trading ranges at which the Class A Common Stock would trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Transactions or as to the impact of the Transactions on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due.

PJT Partners’ opinion was approved by a fairness committee of PJT Partners in accordance with established procedures. PJT Partners’ opinion was provided to the Special Committee, in its capacity as such, in connection with and for the purposes of its evaluation of the Transactions only and is not a recommendation as to any action the Special Committee or the Board of Directors should take with respect to the Transactions or any aspect thereof. PJT Partners’ opinion does not constitute a recommendation to any holder of the Company Common Stock or Partnership Units as to how any such holder should vote or act with respect to the Transactions or any other matter.

Summary of Financial Analyses

In connection with rendering its opinion, PJT Partners performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, PJT Partners did not ascribe a specific range of values to the shares of Class A Common Stock but rather made its determination as to fairness, from a financial point of view, to the holders of shares of Class A Common Stock (other than holders of shares of Class A Common Stock that hold Partnership Units and their respective affiliates that are holders of shares of Class A Common Stock) of the Public Merger Consideration to be received by such holders pursuant to the Merger Agreement on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, PJT Partners did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the Transactions. Accordingly, PJT Partners believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by PJT Partners in preparing its opinion to the Special Committee. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by PJT Partners, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, PJT Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the Transactions. None of the Company, the Board, the Special Committee, Parent, PJT Partners, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold. The financial analyses summarized below were based on the forecasts and other financial information prepared and furnished to PJT Partners by or on behalf of the management of the Company, and used at the direction of the management of the Company and approved for PJT Partners’ use by the Special Committee. The following summary does not purport to be a complete description of the financial analyses performed by PJT Partners. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed, for the Company, as of the closing trading price on October 25, 2023 (which represented the last trading day for the Class A Common Stock prior to the date of PJT Partners’ opinion), and is not necessarily indicative of current or future market conditions. Fully diluted share numbers for the Company used below were provided by, and used at the direction of, the management of the Company.

Selected Comparable Company Analysis

PJT Partners reviewed and compared specific financial, operating and public trading data relating to the Company with selected publicly-traded U.S. alternative asset management companies that PJT Partners deemed comparable to the Company. The selected comparable companies (collectively, the “Select Public Comparables”) were Apollo Global Management, Inc., Ares Management Corp, Blackstone Inc., Blue Owl Capital Inc., Bridge Investment Group Holdings Inc., Brookfield Asset Management Ltd., The Carlyle Group Inc., KKR & Co. Inc. and TPG Inc. PJT Partners reviewed and compared such data in order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of the Class A Common Stock on a standalone basis, in each case by reference to these companies.

As part of its selected comparable company analysis, PJT Partners calculated and analyzed certain ratios and multiples, including: price per share as a multiple of adjusted distributable earnings per share (calculated for the Select Public Comparables as share price divided by distributable earnings per share for the immediately following twelve months (“P / NTM Adj. DE per Share”)). All of these calculations were performed and based on publicly available financial data, market data (including share prices) as of the close of trading on October 25, 2023.

PJT Partners, based on its professional judgment, selected the comparable companies listed above because PJT Partners believed their businesses, operating profiles and public trading profiles are reasonably similar to that of the Company. However, because of the inherent differences between the business, operations and prospects of the Company and those of the selected comparable companies, PJT Partners believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, PJT Partners also made qualitative judgments concerning differences between the public trading histories, businesses, financial and operating characteristics and prospects of the Company and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between the Company and the companies included in the selected company analysis.

Based upon these judgments, PJT Partners selected a P / NTM Adj. DE per Share multiple range of 6.5x to 8.5x for 2025E distributable earnings adjusted for accrued but unrecognized incentive income and excluding net collateralized loan obligation risk retention income of $47.3 million (“2025E ABURI Adj. DE”) for the Company on a standalone basis. PJT Partners then applied the applicable range to the Company’s calendar year 2025E ABURI Adj. DE based on the Standalone Strategy Forecasts (which are set forth in the section titled “The Mergers - Certain Unaudited Prospective Financial Information” beginning on page 104), to calculate a range of implied prices per share of Class A Common Stock on a standalone basis based on the fully diluted number of the shares of Class A Common Stock as of October 17, 2023, as provided by management of the Company. The following summarizes the results of these calculations:

Implied equity value per share of Class A Common Stock
P / NTM Adj. DE per Share	$6.52 - $7.81

PJT Partners compared this range of implied values per share of Class A Common Stock with (i) the price per share of Class A Common Stock of $12.70 to be paid to the holders of shares of Class A Common Stock pursuant to the Merger Agreement and (ii) the closing price per share of Class A Common Stock of $8.50 as of November 17, 2022, the day prior to the Company’s announcement of its strategic alternative process.

Selected Precedent Transaction Analysis

PJT Partners reviewed, to the extent publicly available, and analyzed the valuation and financial metrics relating to the following four selected transactions since 2015 involving companies in the U.S. alternative asset management industry, which PJT Partners in its professional judgment considered generally relevant for comparative purposes:

Announcement Date	Target	Acquiror
March 13, 2019	Oaktree Capital Group, LLC	Brookfield Asset Management Inc.
February 14, 2017	Fortress Investment Group LLC	SoftBank Group Corp.
August 19, 2016	CIFC LLC	F.A.B. Partners
July 23, 2015 (transaction terminated in October 2015)	Kayne Anderson Capital Advisors, L.P.	Ares Management, L.P.

For each precedent transaction, PJT Partners reviewed the stock price per share of the target company in the transaction as a multiple of the target company’s adjusted distributable earnings per share for the 12 months immediately preceding the transaction (“P / LTM Adj. DE per Share”). Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected precedent transaction analysis, which PJT Partners discussed with the Special Committee. In addition, certain of the selected precedent transactions involved the purchase and sale of certain assets and businesses or equity interests rather than transactions involving whole companies, and the selected precedent transactions occurred during periods in which financial, economic and market conditions were different from those in existence as of the date of PJT Partners’ opinion. Accordingly, PJT Partners believed, and discussed with the Special Committee, that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the Transactions. PJT Partners therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the Transactions which would affect the acquisition equity values of the selected target companies and the Company.

After reviewing the above analysis, PJT Partners, based on its professional judgment and experience, selected a P / LTM Adj. DE per Share range of 8.5x to 10.5x for the Company on a standalone basis and applied this range to the Company’s 2025E ABURI Adj. DE based on the Standalone Strategy Forecasts to calculate a range of implied prices per share of Class A Common Stock on a standalone basis based on the fully diluted number of the shares of Class A Common Stock as of October 17, 2023, as provided by management of the Company. The following summarizes the result of these calculations:

Implied equity value per share of Class A Common Stock
P / LTM Adj. DE per Share	$7.13 - $8.27

PJT Partners compared this range of implied values per share of Class A Common Stock with (i) the price per share of Class A Common Stock of $12.70 to be paid to the holders of shares of Class A Common Stock pursuant to the Merger Agreement and (ii) the closing price per share of Class A Common Stock of $8.50 as of November 17, 2022, the day prior to the Company’s announcement of its strategic alternative process.

Discounted Cash Flow Analysis

In order to estimate the present value of the shares of Class A Common Stock, PJT Partners performed a discounted cash flow analysis of the Company. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows generated by the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of the Company using the discounted cash flow method, PJT Partners added (a) the Company’s projected after-tax unlevered free cash flows for the period from September 30, 2023 through fiscal year end 2026E based on the Standalone Strategy Forecasts to (b) ranges of “terminal values” of the Company as of fiscal year end 2026, and discounted such amounts to their present value as of September 30, 2023 using a range of selected discount rates.

The residual value of the Company at the end of the projection period, or “terminal value,” was estimated by applying a perpetuity growth rate range of 3.0% to 4.0% to the Company’s normalized after-tax unlevered free cash flow as of 2026E, as provided by management of the Company and at the direction of the Special Committee. The after-tax unlevered free cash flows and terminal values were then discounted to present value as of September 30, 2023 using discount rates ranging from 13.0% to 15.0%, which were selected based on PJT Partners’ analysis of the weighted average cost of capital of the Company and its professional judgment, to derive an estimated enterprise value.

PJT Partners then calculated a range of implied equity values per share of Class A Common Stock by (a) (i) adding the Company’s cash, (ii) adding the value of the Company’s investments in funds and collateralized loan obligations and (iii) subtracting debt from the estimated enterprise value derived using the discounted cash flow method and dividing such amount by the fully diluted number of Partnership Units shares outstanding as of October 17, 2023, all as provided by management of the Company, to calculate a range of implied equity values per Partnership Unit and (b) calculating the sum of (i) the present value of certain tax benefits attributable to the holders of shares of Class A Common Stock minus (ii) the present value of certain payments under the Company’s tax receivable agreement attributable to the holders of shares of Class A Common Stock, dividing such amount by the fully diluted number of shares of Class A Common Stock outstanding as of October 17, 2023, all as provided by management of the Company, and adding the result to the implied equity values per Partnership Unit determined as described in clause (a) above. The following summarizes the results of these calculations:

Implied equity value per share of Class A Common Stock
Discounted cash flow analysis	$7.23 - $8.22

PJT Partners compared this range of implied values per share of Class A Common Stock with (i) the price per share of Class A Common Stock of $12.70 to be paid to the holders of shares of Class A Common Stock pursuant to the Merger Agreement and (ii) the closing price per share of Class A Common Stock of $8.50 as of November 17, 2022, the day prior to the Company’s announcement of its strategic alternative process.

Other Information

PJT Partners also observed the additional factors described below, which were not part of its financial analyses in connection with rendering its opinion, but were referenced solely for informational purposes:

•
PJT Partners observed that historical closing prices of the Class A Common Stock during the 52-week period ending July 21, 2023, the last trading day prior to the announcement of the Original Merger Agreement, indicated low and high closing prices per share of Class A Common Stock during such period of $8.00 to $11.17.

•
PJT Partners observed that publicly available Wall Street research analysts’ share price target as of November 17, 2022, the day prior to the Company’s announcement of its strategic alternative process, indicated a target share price for shares of Class A Common Stock of $9.25.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying PJT Partners’ opinion. In arriving at its fairness determination, PJT Partners considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, PJT Partners made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or Parent or the contemplated Transactions. The terms of the Merger Agreement, including the Public Merger Consideration, were determined through arm’s-length negotiations between the Company and Parent, rather than PJT Partners, and the decision to enter into the Merger Agreement was solely that of the Company and Parent.

PJT Partners prepared these analyses for purposes of providing its opinion to the Special Committee as to the fairness from a financial point of view, as of the date of the written opinion of PJT Partners, of the consideration to be received by the holders of shares of Class A Common Stock (other than holders of shares of Class A Common Stock that hold Partnership Units and their respective affiliates that are holders of shares of Class A Common Stock) pursuant to the Transactions. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, PJT Partners or any other person assumes responsibility if future results are materially different from those forecasts.

PJT Partners is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Special Committee selected PJT Partners because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally and in the U.S. alternative asset management industry specifically.

PJT Partners is acting as financial advisor to the Special Committee in connection with the Transactions. As compensation for its services in connection with the Transactions, PJT Partners is entitled to receive from the Company aggregate compensation of approximately $10.5 million. Beginning on October 25, 2022, $325,000 per month of this fee became payable on a quarterly basis, upon the delivery of PJT Partners’ opinion to the Special Committee on July 23, 2023, $2 million of this fee became payable, upon the delivery of PJT Partners’ opinion to the Special Committee on October 11, 2023, an additional $2 million of this fee became payable, and upon the delivery of PJT Partners’ opinion to the Special Committee on October 26, 2023, an additional $2 million of this fee became payable, with the remainder of this fee to become payable upon consummation of the proposed Transactions. The Company has agreed to reimburse PJT Partners for reasonable out-of-pocket expenses and to indemnify PJT Partners for certain liabilities arising out of the performance of such services (including the rendering of PJT Partners’ opinions).

In the ordinary course of PJT Partners and its affiliates’ businesses, PJT Partners and its affiliates may provide investment banking and other financial services to the Company, Parent or their respective affiliates and may receive compensation for the rendering of these services. During the two years preceding the date of its written opinion, PJT Partners and certain of its affiliates are advising or have advised (i) creditor groups in which the Company or its affiliates are or were members, for which PJT Partners received fees paid by third parties and may receive fees paid by third parties in the future, and (ii) an entity in which the Company maintains a minority investment in connection with a potential M&A transaction, for which PJT Partners may receive fees in the future.

Opinions of Financial Advisors—Opinion of J.P. Morgan Securities LLC

The disclosure under the heading “Opinions of Financial Advisors—Opinion of J.P. Morgan Securities LLC” on page 115 through 120 of the Proxy Statement is restated, as follows:

Pursuant to an engagement letter, the Company retained J.P. Morgan as its financial advisor in connection with the proposed Mergers.

On July 23, 2023, J.P. Morgan delivered its written opinion, which we refer to as the “original opinion,” to the Board of Directors that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the original opinion, the Public Merger Consideration to be paid to the holders of Class A Common Stock in the Mergers pursuant to the Original Merger Agreement was fair, from a financial point of view, to such holders. On October 12, 2023, J.P. Morgan delivered its second written opinion, which we refer to as the “second opinion,” to the Board of Directors that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the second opinion, the Public Merger Consideration to be paid to the holders of Class A Common Stock in the Mergers pursuant to the First Amendment was fair, from a financial point of view, to such holders. In connection with the Board of Directors’ evaluation of the proposed Second Amendment, at the meeting of the Board of Directors on October 26, 2023, J.P. Morgan rendered its oral opinion to the Board of Directors that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Public Merger Consideration to be paid to the holders of Class A Common Stock in the Mergers was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its October 26, 2023 oral opinion by delivering its written opinion to the Board of Directors, dated October 27, 2023, that, as of such date, the Public Merger Consideration to be paid to holders of Class A Common Stock in the proposed Mergers was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan, dated October 27, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex H to this Proxy Statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. The holders of Class A Common Stock are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Board of Directors (in its capacity as such) in connection with and for the purposes of its evaluation of the Mergers, was directed only to the Public Merger Consideration to be paid to the holders of Class A Common Stock in the Mergers and did not address any other aspect of the Mergers. J.P. Morgan expressed no opinion as to the fairness of the consideration to be paid in connection with the Mergers to the holders of any other class of securities, creditors or other constituencies of the Company (including the Class B Common Stock) or any of the Operating Partnerships, as to the relative merits of the Mergers as compared to any alternative transactions or strategies that might be available to the Company, or as to the underlying decision by the Company to engage in the Mergers. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any Company Stockholder as to how such Company Stockholder should vote with respect to the Mergers or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the Original Merger Agreement and the Amendment;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•
compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Class A Common Stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the Mergers, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with the Company, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Mergers and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement. J.P. Morgan assumed that the representations and warranties made by the Company and Parent in the Merger Agreement and the related agreements are and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Mergers will be obtained without any adverse effect on the Company or on the contemplated benefits of the Mergers.

The Standalone Strategy Forecasts furnished to J.P. Morgan were prepared by the Company’s management, as discussed more fully under the section titled “The Mergers — Certain Unaudited Prospective Financial Information” beginning on page 104 of this Proxy Statement. The Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed Mergers, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section titled “The Mergers — Certain Unaudited Prospective Financial Information” beginning on page 104 of this Proxy Statement.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect such opinion and that J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Public Merger Consideration to be paid to the holders of Class A Common Stock in the Mergers, and J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the Mergers to the holders of any other class of securities, creditors or other constituencies of the Company (including the Class B Common Stock) or any of the Operating Partnerships or as to the underlying decision by the Company to engage in the Mergers. J.P. Morgan also did not express an opinion as to the allocation of the aggregate consideration payable in the Mergers among the various classes of shares of capital stock or other equity interests of the Company and the Operating Partnerships, and J.P. Morgan’s opinion did not take into account the individual circumstances of any holders with respect to control, governance or other rights which may distinguish such holders from other holders. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Mergers, or any class of such persons relative to the Public Merger Consideration to be paid to the holders of Class A Common Stock in the Mergers or with respect to the fairness of any such compensation.

The terms of the Merger Agreement, including the Public Merger Consideration, were determined through arm’s length negotiations between the Company and Parent, and the decision to enter into the Merger Agreement was solely that of the Special Committee and the Board of Directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board of Directors in its evaluation of the proposed Mergers and should not be viewed as determinative of the views of the Special Committee, the Board of Directors or management with respect to the Mergers or the consideration, including the Public Merger Consideration to be paid to the holders of Class A Common Stock.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Board of Directors on October 26, 2023 and in the financial analyses presented to the Board of Directors on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Board of Directors and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Trading Multiples Analysis. Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged in by the Company. The companies selected by J.P. Morgan were as follows:

•	Blackstone Inc.

•	Brookfield Asset Management Ltd.

•	Apollo Global Management, Inc.

•	KKR & Co. Inc.

•	The Carlyle Group Inc.

•	Ares Management Corporation

•	TPG Inc.

•	Blue Owl Capital Inc.

•	Man Group Plc

•	GCM Grosvenor Inc.

•	Bridge Investment Group Holdings Inc.

•	P10, Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, were considered in its judgment sufficiently similar in certain respects to those of the Company based on business sector participation, operational characteristics and financial metrics. However, none of the selected companies reviewed is identical or directly comparable to the Company and certain of these companies may have characteristics that are materially different from those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect the Company.

Using publicly available information, J.P. Morgan calculated, for each selected company, the ratio of such company’s current stock price to its projected distributable earnings per share for calendar year 2024 (“P / DE 2024E”). All of these calculations were performed based on publicly available financial data and closing prices as of October 26, 2023.

Based on the results of this analysis and other factors J.P. Morgan considered appropriate based on its experience and professional judgment, J.P. Morgan selected a multiple reference range for P / DE 2024E of 5.5x to 11.0x. After applying such range to the Company’s estimated ABURI Adjusted Distributable Earnings for calendar year 2024, as provided by the Company’s management and reflected in the Standalone Strategy Forecasts, the analysis indicated the following range of implied per share equity value (rounded to the nearest $0.05) for Class A Common Stock:

	Implied Per Share Equity Value
	Low	High
P / DE 2024E	$3.25	$4.25

The range of implied per share equity value for Class A Common Stock was compared to (i) the closing price of Class A Common Stock of $12.39 as of October 26, 2023 and (ii) the Public Merger Consideration of $12.70 per share of Class A Common Stock.

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for Class A Common Stock. J.P. Morgan calculated the fully-burdened unlevered free cash flows that the Company is expected to generate during the period ranging from July 1, 2023 through December 31, 2026, and the net present value of certain tax receivables of the Company, based upon the Standalone Strategy Forecasts prepared by the Company’s management (as set forth in the section titled “The Mergers— Certain Unaudited Prospective Financial Information” beginning on page 104, which were discussed with, and approved by, the Board of Directors for use by J.P. Morgan in connection with its financial analyses). J.P. Morgan also calculated a range of terminal values for the Company at the end of this period by applying perpetual growth rates ranging from 2.0% to 3.0%, based on guidance provided by the Company’s management, to estimates of the unlevered terminal free cash flows for the Company at the end of calendar year 2026, as provided in the Standalone Strategy Forecasts. J.P. Morgan then discounted the unlevered free cash flow estimates, the tax receivables estimates and the range of terminal values to present value as of June 30, 2023 using discount rates ranging from 11.00% to 12.00% for the Company, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. The present value of the unlevered free cash flow estimates, the tax receivables estimates and the range of terminal values were then adjusted by subtracting net debt (which was calculated net of investments in funds and collateralized loan obligations).

Based on the foregoing, this analysis indicated a range of implied per share equity value (rounded to the nearest $0.05) for Class A Common Stock of $6.80 to $7.50, which was compared to (i) the closing price of Class A Common Stock of $12.39 as of October 26, 2023 and (ii) the Public Merger Consideration of $12.70 per share of Class A Common Stock.

Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the Company. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the Mergers and deliver an opinion to the Board of Directors with respect to the Mergers on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.

For financial advisory services rendered in connection with the Mergers, the Company has agreed to pay J.P. Morgan an estimated fee of $17.5 million, $2.0 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered the original opinion, $3.0 million of which became payable to J.P. Morgan upon the public announcement that the Company had entered into the Original Merger Agreement and the remainder of which is contingent and payable upon the consummation of the Mergers. In addition, subject to certain limitations, the Company has agreed to reimburse J.P. Morgan for its reasonable and documented out-of-pocket costs and expenses incurred in connection with its services, including the reasonable fees and expenses of outside counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Parent (which was formerly known as “New Residential Investment Corp.”), for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as co-lead manager and joint bookrunner on Parent’s debt securities offerings in December 2021 and March 2022. During the two years preceding the date of J.P. Morgan’s opinion, the aggregate fees recognized by J.P. Morgan from Parent were approximately $47 million. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Parent. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Parent for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Litigation Related to the Mergers

The disclosure under the heading “Litigation Related to the Mergers” on page 121 and 122 of the Proxy Statement is restated, as follows:
In August and September 2023, the Company received four demand letters from purported stockholders of the Company claiming that the preliminary proxy statement filed on August 21, 2023 contained material misstatements and omissions with respect to the discussion of the Mergers. In October 2023, the Company received five additional demand letters from purported stockholders of the Company claiming that the definitive proxy statement filed on October 12, 2023 contained material misstatements and omissions with respect to the discussion of the Mergers (collectively with those sent in August and September 2023, the “Disclosure Demand Letters”). In addition, two lawsuits have been filed by purported stockholders of the Company making similar allegations with respect to the preliminary proxy: Yale David v. Sculptor Capital Management, Inc. et al., No. 23-cv-07921 (S.D.N.Y. September 7, 2023); and Edward Edgerton v. Sculptor Capital Management, Inc., et al. No. 23-cv-07999 (S.D.N.Y. September 11, 2023) (together, the “Disclosure Complaints”). The Company believes that the disclosures set forth in the preliminary proxy statement comply with applicable law and that the allegations asserted in both the Disclosure Demand Letters and Disclosure Complaints are without merit.

On September 11, 2023, stockholder Gilles Beauchemin filed a purported class action against the Company and each of the Company’s directors in the Court of Chancery of the State of Delaware, captioned Gilles Beauchemin v. Marcy Engel, et al., No. 2023-0921- (Del. Ch. September 11, 2023) (the “Beauchemin Action”). The Beauchemin Action alleges, among other things, that the Board and Special Committee violated their fiduciary duties by refusing to waive certain restrictions in the standstill agreement, specifically by not allowing Bidder J to publicly respond to the Board’s characterization of its bid, or to directly present to the public stockholders a competing bid and by asking for stockholder approval of the Transactions on the basis of a materially false and misleading proxy statement. In particular, the Beauchemin Action alleges that the proxy statement is materially misleading on the grounds that it mischaracterizes the history of negotiations with Bidder J and the content of Bidder J’s bids and provides allegedly pretextual reasons for the Special Committee’s stated concerns regarding Bidder J’s bids. The Beauchemin Action seeks, among other things, a preliminary and permanent injunction enjoining the Board and Special Committee from enforcing the terms of the standstill against Bidder J, and a preliminary injunction enjoining the Board and Special Committee from consummating the Transactions until the Consortium is able to bid without restriction from the standstill against Bidder J and until the Company issues a proxy statement that corrects the alleged material omissions and misstatements. Along with his September 11 complaint, the plaintiff in the Beauchemin Action filed a motion for a preliminary injunction, and a motion to expedite seeking expedited relief from the court. On September 25, 2023, plaintiff in the Beauchemin Action served requests for production on the defendants and issued subpoenas to certain advisors of the Company and the Special Committee and Saba Capital Management, LP. On September 26, 2023, the Court held argument on the motion to expedite, during which it denied the motion without prejudice on the grounds that it was premature given the ongoing nature of the Special Committee’s deliberations. The Court ordered the parties to negotiate a plan for expedited discovery in the event it ordered such discovery at a later date. On October 15, the plaintiff in the Beauchemin Action filed an amended complaint, and on October 16, 2023, renewed his motion to expedite, which Defendants did not oppose. On October 17, 2023, the Court granted the renewed motion to expedite.

On October 17, 2023, stockholders and former Executive Managing Directors Daniel S. Och, Harold A. Kelly, Jr., Richard Lyon, James O’Connor, and Zoltan Varga (the “Former EMND Group’’) filed a purported class action complaint on behalf of themselves and purportedly all other similarly situated stockholders of the Company against Marcy Engel, Bharath Srikrishnan, Charmel Maynard, David Bonanno, James Levin, Wayne Cohen, Sculptor Capital Management, Inc., Sculptor Capital LP, Sculptor Capital Advisors LP, Sculptor Capital Advisors II LP, Calder Sub, Inc., Calder Sub I, LP, Calder Sub II, LP, Calder Sub III, LP, and Rithm Capital Corp. in the Court of Chancery of the State of Delaware, captioned Och, et al. v. Engel, et al., C.A. No. 2023-1043-SG (the “Former EMD Group Action”). The complaint in the Former EMD Group Action alleges, among other things, that the Board and Special Committee violated their fiduciary duties by refusing to accept the Consortium’s higher bid, and by purportedly taking certain measures to favor the transaction with Rithm. The Former EMD Group complaint seeks, among other things, to enjoin the transaction with Rithm until the Consortium has been permitted to bid on the Company without any restrictions from its standstill and a court order (i) reducing the termination fee in connection with the Transactions, (ii) prohibiting Rithm from voting newly acquired shares in a stockholder vote on the Transactions and (iii) declaring that the Majority of Unaffiliated Vote Condition be reinserted into the merger agreement with Rithm should the transaction proceed.

On October 20, 2023, the parties in the Beauchemin Action and the Former EMD Group Action jointly filed a proposed stipulation coordinating and consolidating the two proceedings in connection with discovery and a preliminary injunction hearing on November 9, 2023. The Court ordered the stipulation coordinating and consolidating the two proceedings on October 23, 2023.

On October 27, 2023, consistent with the terms of the Second Revised Transaction Documents, Rithm filed a letter with the Court, providing an update regarding the Founder EMD Group’s agreement to vote their shares in favor of a revised merger agreement between Rithm and the Company and seeking the Court’s approval to enter a stipulation and proposed order withdrawing the claims in the Former EMD Group Action with prejudice as to the Former EMD Group. The stipulation provides that Stockholder Gilles Beauchemin will continue to represent the putative class in the consolidated action, including with respect to the preliminary injunction hearing. Pursuant to the operative scheduling order, the Company anticipates discovery on the anticipated motion for a preliminary injunction to be complete by November 2, 2023. Plaintiff’s motion for a preliminary injunction is due November 2, 2023, Defendants’ opposition is due November 6, and plaintiff’s reply is due on November 8, 2023. The hearing on plaintiff’s motion for a preliminary injunction is scheduled for November 9, 2023. On October 29, 2023, plaintiff (1) wrote a letter to the Court asking for a conference to discuss adjournment of at least certain deadlines set in the scheduling order, and (2) filed a consolidated amended complaint under seal adding additional claims and defendants to the matter. On October 30, 2023, each of Rithm, the Special Committee, the other Company defendants, and the Former EMD Group filed responses to Plaintiff's letter. The Company, Board and Special Committee deny any alleged wrongdoing, and intend to oppose any request for a preliminary or permanent injunction.

The Company has also received four books and records demands pursuant to 8 Del. C. § 220 (the “Section 220 Demands”), including one submitted by the Former EMD Group, seeking, among other things, meeting minutes concerning the Mergers or any strategic alternatives, all materials considered by the Board and Special Committee in connection with its consideration of the Mergers or any strategic alternatives, and communications from the Board, the Special Committee, and the Company’s management related to the same. The Company received the fourth Section 220 Demand on October 9, 2023. The Company has sent a letter objecting to each of the four Section 220 Demands. The Company has commenced production in response to three of the demands, and will produce additional records in response to the Section 220 Demands as deemed appropriate. The Company has entered into an NDA with three of the Section 220 shareholders, which governs the treatment of all materials produced in response to the Section 220 Demands. The Company has produced documents in response to three of the demands, and will produce additional records in response to the Section 220 Demands as deemed appropriate. The Company has entered into an NDA with three of the Section 220 shareholders, which governs the treatment of all materials produced in response to the Section 220 Demands. On October 27, 2023, the Former EMD Group agreed to withdraw its Section 220 Demand, pursuant to the terms of the Second Revised Transaction Documents.

On September 30, 2023, the Board received a demand letter from a law firm purporting to represent certain former executive managing directors who are limited partners in the Company’s subsidiary operating partnerships, who claim to collectively hold approximately 3 million LP Class E Units, which represents a portion of the total number of LP Class E Units outstanding, in the Company (the “Class E Unitholders”). The demand asserted among other things that cancellation of the LP Class E Units, which is contemplated under the proposed Transactions, without the consent of the Class E Unitholders, violated the terms of the limited partnership agreements of the Operating Partnerships. The Class E Unitholders claimed that total number of LP Class E Units outstanding represent a $113 million pro rata share of the proceeds of the proposed Transactions at the valuation set forth in the Merger Agreement on a “booked up” basis, that the limited partnership agreements of the Operating Partnerships entitle them to certain other distributions, and that the Board does not have the discretion to cancel the LP Class E Units without consideration. The Class E Unitholders threatened to pursue litigation if the Company did not remedy these alleged breaches, including by seeking a preliminary injunction to prohibit the cancellation of the LP Class E Units. On October 5, the Company responded to the Class E Unitholders’ letter, disputing their claims and explaining, among other things, that the Company was complying with the terms of the relevant limited partnership agreements. The Class E Unitholders responded on October 16, renewing their previous arguments and their threat to pursue litigation, including for injunctive relief. The Company continues to disagree with the Class E Unitholders’ interpretation of the limited partnership agreements of the Operating Partnerships and denies that the proposed treatment of the LP Class E Units described herein would constitute a breach of the limited partnership agreements of the Operating Partnerships.

Interests of the Directors and Executive Officers of the Company in the Mergers—Levin Letter

The disclosure under the heading “Interests of the Directors and Executive Officers of the Company in the Mergers—Levin Letter” is hereby supplemented by adding the following disclosure to page 126 of the Proxy Statement, as follows:

In connection with the execution of the Second Amendment, on October 26, 2023, the Successor Entities and Mr. Levin amended the Levin Letter (the “Amended Levin Letter”) to further modify the compensation payable under, and certain other terms and conditions of, the Partner Agreements (including as previously modified by the Levin Letter) in the following manner:

•	Compensation Matters:

o
Annual Fund Performance Payment Modifications – 2023. For services in calendar year 2023 and each subsequent calendar year, except as provided below, the Annual Fund Performance Payment (including quarterly advances) will continue to be determined as described in Mr. Levin’s Partner Agreements, but will not be more than (i) $30 million minus (ii) the sum of any amounts payable to Mr. Levin in the same calendar year (other than as tax advances) in respect of carried interest awards granted to him under the Partner Agreements.  The Annual Fund Performance Payment payable in respect of calendar year 2023 and any subsequent calendar year will be payable 75% in cash and 25% in DCIs.

o
Additional Limitation for Post-2023 Calendar Years.  With respect to any calendar year after 2023, the aggregate amount of the Annual Fund Performance Payment may in certain circumstances be reduced from the amount determined as described in the immediately preceding paragraph (but not to an amount below $25 million).  However, any such potential reduction shall be decreased (but not below zero) by 60% of any “accrued but unrecognized incentive income” (as such term is defined in the Company’s financial statements and determined on a fund-by-fund basis) included in the calculation of the applicable Annual Fund Performance Payment.

•
Mutual Rights to Revisit Compensation.  Mr. Levin and Parent shall each have the right, by written request made to the other party, to request that compensation arrangements payable for Mr. Levin’s services following March 30, 2025 be revised. If such right is exercised, the parties would seek to negotiate a new compensation arrangement agreeable to both Mr. Levin and Parent. If the parties cannot come to an agreement on such new terms to be  effective as of March 31, 2025, Mr. Levin will have the right at any time after December 31, 2024 and prior to April  30, 2025 (or such later date as the parties may agree) to terminate his services by delivering a notice to be effective sixty days following the date such notice is delivered (a “Special Notice Termination”).  Except as specifically described below in respect of the post-termination covenants applicable to Mr. Levin, under the Amended Levin Letter a Special Notice Termination shall be treated under the Partner Agreements in the same manner as a voluntary resignation without Good Reason.

•
Severance Arrangements.  The severance benefits described in the Proxy Statement as payable to Mr. Levin  under the Partner Agreements and the Levin Letter will only be payable in the event of (i) Mr. Levin’s Withdrawal without Cause (as defined in the Partner Agreements) or (ii) Good Reason Withdrawal.  Under the Amended Levin Letter, no severance benefits will be payable to Mr. Levin in the event of a Special Notice Termination. The portion of such severance benefits related to the Annual Fund Performance Payment will be equal to the higher of (x) the actual year-to-date amount that would be otherwise payable as such Annual Fund Performance Payment in accordance with the terms of the Partner Agreements and  the Amended Levin Letter, determined taking into account the $30 million maximum amount payable for such calendar year and reduced by any carried interest paid in the applicable year prior to the date of termination (other than as tax advances) and (y) a prorated minimum of $10 million, but in each case, reduced by any quarterly advances Mr. Levin received in respect of such partial year of service.

•
Post-Termination Non-Competition Covenants.  Regardless of the reason for Mr. Levin’s termination of service, in no event shall the “Restricted Period” applicable to the non-competition provisions of the restrictive covenants applicable to Mr. Levin under the Partner Agreements and the limited partnership agreements of the Operating Partnerships be less than twelve months.

•
Certain Other Post-Termination Restrictive Covenants.  The Restricted Period applicable to the certain other restrictive covenants applicable to Mr. Levin under the Partner Agreements and the limited partnership agreements of the Operating Partnerships shall be reduced (i) in the case of a Withdrawal without Cause, a Good Reason Withdrawal or a Special Notice Termination to twelve months following any such termination and (ii) in the case of any other termination of Mr. Levin’s  service (other than a termination for Cause) to the later of (A) twelve months following such termination and (B) the earlier of (1) the second anniversary of such termination and (2) March 31, 2026.

•
Release. As part of the execution of the Amended Levin Letter, each of the Successor Entities and Mr. Levin executed mutual releases, in each case, subject to certain exceptions, to be effective as of the Closing.

Interests of the Directors and Executive Officers of the Company in the Mergers—Merger-Related Compensation

The disclosure under the heading “Interests of the Directors and Executive Officers of the Company in the Mergers—Merger-Related Compensation” is hereby supplemented by adding the underlined disclosure to pages 129 through 131 of the Proxy Statement, as follows:

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of the Company’s named executive officers, that is based on or otherwise relates to the Mergers and that will or may become payable to the named executive officers at the completion of the Mergers or on a qualifying termination of employment upon or following the consummation of the Mergers. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to the Company’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of the Company Stockholders.

The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of the Company’s named executive officers would receive based on the following assumptions: (i) the Effective Time occurs on October 10, 2023, (ii) Public Merger Consideration of ~~$12.00~~ $12.70 per share of Class A Common Stock, (iii) each named executive officer experiences a hypothetical qualifying termination at such time, (iv) Company Stock Awards and DCIs outstanding as of October 10, 2023, remain outstanding and there is no vesting between October 10, 2023, and the Effective Time, and based on the DCI balances as of ~~June 30, 2023~~ August 31, 2023, (v) each named executive officer has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive the payments and benefits, and (vi) the Operating Partnerships do not elect to extend the duration of Mr. Levin’s non-compete period from one to two years in accordance with the terms of the Partner Agreements (and consequently are not required to pay Mr. Levin $30,000,000 in respect of such extension). The calculations in the table do not include amounts that the Company’s named executive officers were already entitled to receive or vested in as of the date of this Proxy Statement. In addition, the calculations in the table do not include any payments or other post-Closing compensation entitlements pursuant to the Levin Letter, including the $5 million Levin Retention Award payable thereunder, which are compensation for Mr. Levin’s post-Closing employment and service and based on his post-Closing service to Parent and its subsidiaries (including the Surviving Corporation) under a bona fide employment arrangement (see the section titled “The Mergers — Interests of the Directors and Executive Officers of the Company in the Mergers — Levin Letter” beginning on page 124 of this Proxy Statement for a description the letter agreement that Mr. Levin entered into in connection with the Mergers). Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of the individuals below may materially differ from the amounts set forth below. Additional detail regarding the named executive officers’ interests in the Mergers is provided above under the heading “The Mergers — Interests of the Directors and Executive Officers of the Company in the Mergers.”

Golden Parachute Compensation

		Cash ($)(1)	Equity ($)(2)	Benefits ($)	Other ($)(3)	Total ($)
James S. Levin		13,045,146	~~25,720,812~~ 27,221,193	—	22,176,000	~~60,941,958~~ 62,442,339
Dava Ritchea		503,023	~~1,414,536~~ 1,497,051	—	—	~~1,917,559~~ 2,000,073
Wayne Cohen		870,322	~~4,168,404~~ 4,411,561	—	—	~~5,038,726~~ 5,281,883
David Levine		645,293	~~778,704~~ 824,128	—	—	~~1,423,997~~ 1,469,422
Hap Pollard		291,857	~~744,228~~ 787,641	—	—	~~1,036,085~~ 1,079,499
(1)
The amount shown for each executive officer consists of “double-trigger” payment in respect of outstanding DCIs. See the discussion provided above under the heading “The Mergers— Interests of the Directors and Executive Officers of the Company in the Mergers—Levin Partner Agreements.”

(2)
As described above under the heading “The Mergers — Interests of the Directors and Executive Officers of the Company in the Mergers —Treatment of Company Stock Awards” beginning on page 123 of this Proxy Statement, (i) upon the Effective Time, 25% of outstanding Company Performance Awards will vest in accordance with the terms and conditions that were applicable to such award immediately prior to such time (i.e., “single-trigger vesting”), (ii) the portion of each Company Performance Award that does not vest in accordance with its terms will be forfeited for no consideration and (iii) all other unvested Company Stock Awards that remain outstanding at the Effective Time and that cannot be cancelled pursuant to their terms for no consideration will become vested and payable upon a qualifying termination that occurs thereafter (“double-trigger vesting”). The following table quantifies the amounts each named executive officer would receive in respect of such officer’s “single-trigger” Company Performance Awards and “double-trigger” Company RSU Awards and Company Restricted Stock Awards.

		Company Performance Awards ($)	Company RSU Awards ($)	Company Cash Settled RSU Awards ($)	Company Restricted Stock Awards ($)	Total ($)
	James S. Levin	~~6,942,852~~ 7,347,852	~~1,181,532~~ 1,250,455	~~8,798,208~~ 9,311,437	~~8,798,220~~ 9,311,450	~~25,720,812~~ 27,221,193
	Dava Ritchea	~~310,500~~ 328,613	~~398,640~~ 421,894	~~352,692~~ 373,266	~~352,704~~ 373,278	~~1,414,536~~ 1,497,051
	Wayne Cohen	~~1,240,068~~ 1,312,405	~~649,680~~ 687,578	~~1,139,328~~ 1,205,789	~~1,139,328~~ 1,205,789	~~4,168,404~~ 4,411,561
	David Levine	~~163,284~~ 172,809	~~499,140~~ 528,257	~~58,140~~ 61,532	~~58,140~~ 61,532	~~778,704~~ 824,128
	Hap Pollard	—	~~674,988~~ 714,362	~~34,608~~ 36,627	~~34,632~~ 36,652	~~744,228~~ 787,641
(3)
Under Mr. Levin’s Partner Agreements, upon a termination without cause Mr. Levin is entitled to the greater of (i) the actual year-to-date amount of his Annual Fund Performance Payment and (ii) a prorated amount of $10,000,000. To calculate this mid-year Annual Fund Performance Payment, the Company made various assumptions, including that the profits and losses across Sculptor-managed funds as of the most recent quarter end, June 30, 2023, equal the profits and losses as of the date of the hypothetical termination. Given that various factors, including profits and losses, will almost certainly change between June 30, 2023, and the date of the hypothetical termination, the amount shown in the table above could materially differ from that which Mr. Levin would actually receive upon a termination without cause under his Partner Agreements. In addition, the Levin Letter, which will become effective upon the Effective Time, significantly reduces Mr. Levin’s compensation and could result in an Annual Fund Performance Payment different than the hypothetical amount shown above, including as a result of the $30 million cap that would be applicable to the calculation of the severance component related to Mr. Levin’s Annual Fund Performance Payment. See the discussion provided above under the heading “The Mergers — Interests of the Directors and Executive Officers of the Company in the Mergers — Levin Letter” for a summary of agreement governing the terms of Mr. Levin’s compensation following the Effective Time.

Financing of the Mergers

The disclosure under the heading “Financing of the Mergers” is hereby supplemented by adding the underlined disclosure to page 131 of the Proxy Statement, as follows:

We anticipate that the total amount of funds necessary to complete the Mergers and the Transactions will be approximately ~~$638 million~~ $665 million, including the funds needed to:

•	pay the Company Stockholders and Partnership Unitholders the amounts due to them under the Merger Agreement;

•	repay in full the Company Credit Agreement; and

•	pay amounts that will become payable in respect of Converted Restricted Stock Awards and Converted RSUs, assuming the vesting thereof.

This total amount is expected to be funded through cash on hand and available liquidity of Parent. The closing of the Mergers is not conditioned upon Parent obtaining any financing. This total amount does not include payment for shares of Class A Common Stock held by Parent, which will be cancelled for no consideration upon the closing of the Mergers.

The Merger Agreement—Closing and Effective Time of the Mergers

The disclosure under the heading “The Merger Agreement—Closing and Effective Time of the Mergers” is hereby supplemented by adding the underlined disclosure to page 138 of the Proxy Statement, as follows:

Unless another date is agreed to by Parent and the Company, the consummation of the Transactions (the “Closing”) will take place on the date that is ~~two business days~~ one business day after the satisfaction or waiver of the conditions to closing (described below under “The Merger Agreement — Conditions to the Closing of the Mergers” beginning on page 154) (other than the conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” Substantially contemporaneously with the Closing, certificates of merger will be filed with the Secretary of State of the State of Delaware. Each of the Mergers will become effective at the time of the filing of the applicable certificate of merger or at a later time as may be specified by the Company and Parent in the applicable certificate of merger.

The Merger Agreement—Conditions to the Closing of the Mergers—Conditions to Parent’s and the Merger Subs’ Obligations

The disclosure under the heading “The Merger Agreement—Conditions to the Closing of the Mergers—Conditions to Parent’s and the Merger Subs’ Obligations” is hereby supplemented by adding the underlined disclosure to pages 154 and 155 of the Proxy Statement, as follows:

The obligations of Parent and the Merger Subs to consummate the Mergers are subject to the satisfaction (or written waiver by Parent, if permissible under applicable law), at or prior to the Closing Date, of each of the following conditions:

•
the representations and warranties made by the Company related to the (i) the Company’s organization and good standing, (i) the Company’s and the Operating Partnerships’ corporate power and enforceability, (iii) capitalization of the Company and the Operating Partnerships and (iv) the Company’s brokers, being true and correct in all respects (other than any de minimis inaccuracies) as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a particular date, which will have been true and correct in all respects (other than any de minimis inaccuracies) as of such date;

•
the representations and warranties made by the Company related to the Company’s ownership of equity interests of its subsidiaries being true and correct in all material respects as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a particular date, which will have been true and correct in all material respects as of such date;

•
each of the representations and warranties made by the Company, other than those set forth in the first bullet above (without giving effect to any references to any “Company Material Adverse Effect” or other “materiality” qualifications), being true and correct in all respects as of the Closing Date as if made on the Closing Date, in each case, except for representations and warranties that speak as of a particular date, which will have been true and correct in all respects as of such date, and except where the failure to be so true and correct will have not had and would not reasonably be expected to have a Company Material Adverse Effect;

•
the Company and each Operating Partnership having complied with and performed in all material respects each of the covenants and obligations that the Company and each Operating Partnership is required to comply with or to perform at or prior to the Closing;

•
the receipt of Client Consents representing at least 85% of such parties’ revenue run rate (subject to certain adjustments set forth in the Merger Agreement), provided that each of Parent and the Merger Subs have waived such condition, solely to the extent the Closing occurs on or prior to November 17, 2023;

•	since the date of the Merger Agreement, no Company Material Adverse Effect having occurred that is continuing; and

•	the delivery of a certificate signed by an executive officer of the Company certifying each of the above conditions having been satisfied.

The Merger Agreement—Termination Fees

The disclosure under the heading “The Merger Agreement—Termination Fees” is hereby supplemented by adding the underlined disclosure to page 157 of the Proxy Statement, as follows:

Under the Merger Agreement, the Company will be required to pay a termination fee in the amount of ~~$20,307,196~~ $22,426,831, net of Parent Expenses (as described below), if but only if:

•
(x) (A) either Parent or the Company terminates the Merger Agreement because (I) the Closing has not occurred on or before the End Date (provided that at the time of termination the conditions related to regulatory approvals and absence of legal restraints, as described in “The Merger Agreement — Conditions to the Closing of the Mergers — Conditions to Each Party’s Obligations,” have been satisfied) or (II) the Company Stockholder Approval was not obtained at the Special Meeting (provided that at the time of termination the Company would not be able to terminate the Merger Agreement in response to any final, non-appealable governmental order enjoining or prohibiting the consummation of the Mergers, as described above under the heading “The Merger Agreement – Termination of the Merger Agreement”) or (B) Parent terminates the Merger Agreement as a result of an incurable breach of the Merger Agreement by the Company or the Operating Partnerships (provided that at the time of termination the Company would not be able to terminate the Merger Agreement in response to any final, non-appealable governmental order enjoining or prohibiting the consummation of the Mergers, as described above under the heading “The Merger Agreement – Termination of the Merger Agreement”) and, in the case of each of the foregoing clauses, the closing conditions related to the representations and warranties and covenants of Parent and the Merger Subs would be satisfied if the date of termination were the Closing Date, and (y) following the execution of the Merger Agreement and prior to termination under the circumstances described in foregoing clause (x), (A) an Acquisition Proposal has been made and not withdrawn and (B) within twelve months of the termination of the Merger Agreement, the Company enters into a definitive agreement for the consummation of any Acquisition Proposal and such Acquisition Proposal is subsequently consummated (regardless of whether such consummation occurs within the 12-month period). For purposes of this provision, references to “15%” in the definition of Acquisition Proposal will be deemed references to “50%”;

•
Parent terminates the Merger Agreement prior to receipt of the Company Stockholder Approval if an Adverse Recommendation Change has occurred or the Company terminates the Merger Agreement in the event the Company Stockholder Approval is not obtained at the Special Meeting and an Adverse Recommendation Change has occurred; or

•	the Company validly terminates the Merger Agreement prior to the receipt of the Company Stockholder Approval in order to enter into a definitive agreement with respect to a Superior Proposal.

If Parent or the Company terminates the Merger Agreement in the event that the Company Stockholder Approval was not obtained at the Special Meeting, the Company will pay to Parent a cash amount equal to Parent’s and its subsidiaries’ actual and documented costs and expenses in connection with the negotiation, execution and performance of the Merger Agreement and the Transactions, in an amount not to exceed ~~$5,415,252~~ $5,677,679 (the “Parent Expenses”).

Voting Agreements

The disclosure under the heading “Voting Agreements” is hereby supplemented by adding the following disclosure to page 159 of the Proxy Statement, as follows:

In connection with entering into the Second Amendment, on October 26, 2023, Rithm entered into a Transaction Support Agreement with each of the Former EMD Stockholders, each a stockholder of Sculptor and/or a unitholder of the Operating Partnerships.

Under the terms of the Transaction Support Agreement each of the Former EMD Stockholders has agreed, among other things, to vote all shares held by such Former EMD Stockholder in favor of the adoption of the Merger Agreement and the Company Stockholder Approval, at any meeting of the stockholders of the Company and in favor of any other transactions or matters expressly contemplated by the Merger Agreement and against any alternative acquisition proposals. Each of the Former EMD Stockholders also agreed not to transfer or otherwise dispose of any Company Common Stock or other securities of the Company or its subsidiaries, other than certain permitted transfers, during the term of the Transaction Support Agreement. As of October 26, 2023, the Former EMD Stockholders collectively controlled approximately 15.2% of the voting power in connection with the Company Stockholder Approval.

Rithm and each of the Former EMD Stockholders have also agreed, effective as of the Closing, on behalf of themselves and their respective affiliates and representatives, to release and waive any actual, potential or threatened claim (“Claims”) which such releasing party ever had, has, can have, or might have against any of the parties to the Transaction Support Agreement and any of their respective affiliates and representatives arising out of, relating to, based upon or resulting from, directly or indirectly, any act, omission or state of facts taken or existing at any time at or prior to the Closing, subject to certain exceptions. Furthermore, the Former EMD Stockholders have authorized and directed counsel for the Former EMD Stockholders to sign a stipulated order dismissing with prejudice the Claims raised by the Former EMD Stockholders in the matter captioned In re Sculptor Capital Management, Inc. Stockholder Litigation, C.A. No. 2023-0921-SG (Del. Ch.) and have agreed to withdraw any demands under Section 220 of the General Corporation Law of the State of Delaware, and to not commence any proceeding or pursue any Claims relating to the Transactions prior to the Closing.

Pursuant to the Transaction Support Agreement, Rithm has agreed to make certain changes to the management arrangements of Mr. Levin and thereafter not to enter into any amendment, change, modification, waiver or other understanding that is more favorable in any respect to Mr. Levin with respect to his compensation or other terms of employment that would become effective on or prior to March 30, 2025 (any such action, a “Prohibited CIO Compensation Change”). In the event that a Prohibited CIO Compensation Change has occurred, subject to certain notice and cure period requirements, Rithm would be required to pay the Former EMD Stockholders certain agreed liquidated damages (the “Liquidated Damages”). The payment of the Liquidated Damages, if paid, are the sole and exclusive remedy of the Former EMD Stockholders against Rithm for any Claims relating to the Prohibited CIO Compensation Change or any other breach or alleged breach of the Prohibited CIO Compensation Change restrictions in the Transaction Support Agreement arising on or prior to the date of the payment of such Liquidated Damages.

Rithm has agreed to pay the Former EMD Stockholders $5.5 million as expense reimbursement. Rithm has also agreed, effective as of the Closing, to guaranty to each Former EMD Stockholder the payment of any amounts that become due and payable by the Company to such Former EMD Stockholder pursuant to the terms of the TRA.

Solely to the extent occurring prior to the Closing, the Transaction Support Agreement shall terminate upon the earliest to occur of, among other things, (i) the termination of the Merger Agreement pursuant to and in compliance with the terms therein, (ii) the mutual written consent of Rithm and the Former EMD Stockholders (or, with respect to a particular Former EMD Stockholder, the mutual written consent of Rithm and such Former EMD Stockholder), (iii) any amendment to the Merger Agreement without the prior written consent of the Former EMD Stockholders if such amendment (x) reduces the amount of, or alters the form of, the consideration to be paid to the Former EMD Stockholders, (y) extends the end date of the Merger Agreement or (z) would reasonably be expected to be materially adverse to any Former EMD Stockholder in its capacity as such, (iv) any Prohibited CIO Compensation Change, (v) any agreements, arrangements or understandings are entered into by the Company or Rithm with the Company’s named executive officers other than Mr. Levin, subject to certain exceptions, or (vi) Rithm withholds, withdraws, modifies or qualifies or proposes to withhold, modify or qualify the validity of the TRA Guaranty. Additionally, the obligations of the Former EMD Stockholders to vote in favor of the Company Stockholder Approval shall terminate upon the receipt of the Company Stockholder Approval or the failure to receive the Company Stockholder Approval which does not result in the termination of the Merger Agreement pursuant to and in compliance with the terms therein (other than in connection with an adjournment or postponement of the stockholders meeting).

Annex G – Opinion of PJT Partners LP

The disclosure under the heading “Annex G – Opinion of PJT Partners LP” of the Proxy Statement is restated by Annex G hereto.

Annex H – Opinion of J.P. Morgan Securities LLC

The disclosure under the heading “Annex H – Opinion of J.P. Morgan Securities LLC” of the Proxy Statement is restated by Annex H hereto.

Annex I – Amendment No. 2 to Agreement and Plan of Merger

The Proxy Statement is supplemented by the addition of Annex I hereto.

Additional Information and Where to Find It

This Supplemental Disclosure to Proxy Statement relates to a proposed transaction between Rithm and Sculptor. In connection with the proposed transaction, Sculptor has filed with the SEC and has mailed or otherwise provided to its stockholders the Proxy Statement regarding the proposed transaction. Sculptor may also file other documents with the SEC regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, SCULPTOR’S STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the Proxy Statement and other documents containing information about Sculptor and the proposed transaction, once such documents are filed with the SEC (when available) from the SEC’s website at www.sec.gov and Sculptor’s website at www.sculptor.com. In addition, the Proxy Statement and other documents filed by Sculptor with, or furnished to, the SEC (when available) may be obtained from Sculptor free of charge by directing a request to Sculptor’s Investor Relations at investorrelations@sculptor.com.

Participants in the Solicitation

Sculptor and certain of its directors, executive officers and employees may be considered to be participants in the solicitation of proxies from Sculptor’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of Sculptor in connection with the proposed transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise is included in the Proxy Statement. You may also find additional information about Sculptor’s directors and executive officers in Sculptor’s proxy statement for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2023.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this Supplemental Disclosure to Proxy Statement, and the documents to which we refer you in this Supplemental Disclosure to Proxy Statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are generally identified by the use of words such as “outlook,” “believe,” “expect,” “potential,” “continue,” “may,” “will,” “should,” “could,” “would,” “seek,” “approximately,” “predict,” “intend,” “plan,” “estimate,” “anticipate,” “opportunity,” “pipeline,” “comfortable,” “assume,” “remain,” “maintain,” “sustain,” “achieve” or the negative version of those words or other comparable words. Forward-looking statements are not historical facts, but instead represent only the Company’s beliefs as of the date of this Supplemental Disclosure to Proxy Statement regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control.

Numerous factors could cause actual events to differ from these forward-looking statements, and any such differences could cause our actual results to differ materially from the results expressed or implied by these forward- looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this Supplemental Disclosure to Proxy Statement, and the following factors:

•	the risk that the Mergers may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of shares of Class A Common Stock;

•	the failure to satisfy any of the conditions to the consummation of the Mergers;

•	the failure to obtain Company Stockholder Approval of the Merger Proposal;

•
the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring the Company to pay a termination fee of ~~$20,307,196~~ $22,426,831;

•	risks that the proposed Mergers, or failure to complete the Mergers, disrupt the Company’s current plans and operations or affect the Company’s ability to retain or recruit key employees;

•	the effect of the announcement or pendency of the Mergers on the Company’s business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Transactions;

•	risks related to diverting management’s or employees’ attention from ongoing business operations;

•	the risk that the Company’s stock price may decline significantly if the Mergers are not completed;

•
unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, war or hostilities or the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors;

•	the tax consequences of the Mergers;

•
the nature, cost and outcome of pending and future (i) litigation and other legal proceedings, including any such proceedings related to the Mergers and instituted against the Company and others or (ii) other challenges to the consummation of the Transactions;

•	impact of inflation on the Company’s business;

•	impact of the United Kingdom’s withdrawal from the European Union;

•	impact of regulatory developments related to, among other things, financial institutions and markets, government oversight, fiscal and tax policy;

•	impact of poor investment performance of, or lack of capital flows into, the funds the Company manages;

•	risk of investors redeeming a significant amount of assets under management during any given period;

•	competitive pressures in the asset management business; and

•	general economic, business, market and geopolitical conditions.

Consequently, all of the forward-looking statements we make in this Supplemental Disclosure to Proxy Statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Forward-Looking Statements” and “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q (see “Additional Information” beginning on page 19). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Our Company Stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

Voting Information

IF YOU HAVE ALREADY VOTED AND DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO DO ANYTHING. YOUR VOTE WILL BE TABULATED AS YOU INSTRUCTED AT THE SPECIAL MEETING.

To ensure that your shares are voted at the Special Meeting, we recommend that you provide voting instructions by proxy as soon as possible, whether or not you plan to attend the Special Meeting.

Voting of Proxies

You may vote by any one of the following means:

•
By Mail: To vote by mail, please sign, date and complete the proxy card and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a broker, bank or other nominee, they will give you separate instructions for voting your shares.

•
By Telephone or on the Internet: Company Stockholders of record can vote by telephone by calling the toll-free telephone number provided on the proxy card. Company Stockholders of record can vote by Internet by visiting www.proxyvote.com. Please have your proxy card handy when you call or go online. Telephone and Internet voting facilities for Company Stockholders of record will be available 24 hours a day and will close at 11:59 P.M. (Eastern time) on November 15, 2023. If you hold your shares through a broker, bank or other nominee, the availability of telephonic or Internet voting will depend on the voting processes of your broker, bank or other nominee. Please check with your broker, bank or other nominee and follow the voting procedures your broker, bank or other nominee provides to vote your shares of Company Common Stock.

•
Voting at the Special Meeting or by Proxy: If you are a holder of record of shares of Company Common Stock, you may attend and vote via webcast at the Special Meeting. If you are a beneficial owner of shares of Company Common Stock held in the name of a broker, bank or other nominee, you must obtain a “legal proxy,” executed in your favor, from such broker, bank or other nominee to be able to vote at the Special Meeting. Follow the instructions from your broker, bank or other nominee included with these proxy materials or contact your broker, bank or other nominee to request a “legal proxy.” You should allow yourself enough time prior to the Special Meeting to obtain this “legal proxy” from the holder of record.

Even if you plan to attend the Special Meeting, you are strongly encouraged to vote your shares by proxy. If you are a record holder or if you obtain a valid proxy to vote shares which you beneficially own, you may still vote your shares at the Special Meeting if you deliver to our Corporate Secretary a written revocation of any proxy you previously submitted.

If you have any questions concerning the Merger Agreement, the Mergers or the other Transactions, the Special Meeting or this Proxy Statement, would like additional copies of this Proxy Statement, or need help submitting a proxy to have your shares of Company Common Stock voted, please contact Innisfree M&A Incorporated, which is assisting the Company with the solicitation of proxies, at (877) 456-3513 (toll-free). Banks and brokers may call (212) 750-5833.

If you properly sign and return your proxy card but do not indicate voting instructions with respect to any proposal, the shares represented by the proxy will be voted FOR each of the following proposals:

1.	the Merger Proposal;

2.	the Non-Binding Compensation Proposal; and

3.	the Adjournment Proposal.

Revocability of Proxy

Any Company Stockholder returning a proxy may revoke it at any time before the proxy is exercised by (i) returning a later-dated signed proxy card to us, prior to the Special Meeting, at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary; (ii) delivering a later-dated written notice of revocation to us, prior to the Special Meeting, at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary; (iii) submitting a later-dated proxy by telephone or Internet (only your last telephone or Internet proxy will be counted) prior to the Special Meeting; or (iv) attending the Special Meeting virtually and properly voting via webcast. Any proxy not properly revoked will be voted as previously specified by the Company Stockholder. Mere attendance at the Special Meeting will not cause your previously granted proxy to be revoked.

If you want to revoke your proxy by sending a new proxy card or an instrument revoking the proxy to the Company, you should ensure that you send your new proxy card or instrument revoking the proxy in sufficient time for it to be received by the Company prior to the Special Meeting. If you are a beneficial owner of shares of Company Common Stock held in “street name,” you must contact your bank, broker or other nominee to change your vote or obtain a “legal proxy” to vote your shares electronically at the Special Meeting.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow Company Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Annex G
October 26, 2023

The Special Committee of the Board of Directors of
Sculptor Capital Management, Inc. (the “Special Committee”)
9 West 57th Street, 39th Floor
New York, NY 10019

Members of the Special Committee:

We understand that Sculptor Capital Management,  Inc., a Delaware Corporation (the “Company”) proposes to enter into an Agreement and Plan of Merger dated as of July 23, 2023, as amended by Amendment No. 1 to the Agreement and Plan of Merger (the “Original Merger Agreement”), and as proposed to be amended by Amendment No. 2 to the Agreement and Plan of Merger (the “Second Amendment”) (as so amended, the “Agreement”), among the Company, Sculptor Capital LP, a Delaware limited partnership and subsidiary of the Company (“Capital LP”), Sculptor Capital Advisors LP, a Delaware limited partnership and subsidiary of the Company (“Advisors LP”), Sculptor Capital Advisors II LP, a Delaware limited partnership and subsidiary of the Company (“Advisors II LP” and, together with Capital LP and Advisors LP, the “Operating Partnerships”), Rithm Capital Corp., a Delaware Corporation (“Parent”), Calder Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub Inc.”), Calder Sub I, LP, a Delaware limited partnership and wholly owned subsidiary of Parent (“Merger Sub I”), Calder Sub II, LP, a Delaware limited partnership and wholly owned subsidiary of Parent (“Merger Sub II”) and Calder Sub III, LP, a Delaware limited partnership and wholly-owned Subsidiary of Parent (“Merger Sub III” and collectively with Merger Sub I, Merger Sub II and Merger Sub Inc., the “Merger Subs”), pursuant to which (i) Merger Sub Inc. will merge with and into the Company, with the Company surviving such merger as a wholly-owned subsidiary of Parent (the “Public Merger”), (ii) Merger Sub I will merge with and into Capital LP, with Capital LP surviving such merger as the surviving partnership, (iii) Merger Sub II will merge with and into Advisors LP, with Advisors LP surviving such merger as the surviving partnership, (iv) Merger Sub III will merge with and into Advisors II LP, with Advisors II LP surviving such merger as the surviving partnership and (v) by virtue of the Public Merger, (x) each issued and outstanding share of Class A common stock, par value $0.01 per share, of the Company (such shares, the ”Class A Shares”) (other than the Cancelled Shares, any Dissenting Shares and any unvested Company Restricted Stock Awards to be cancelled in accordance with the Agreement (in each case, as defined in the Agreement)) shall be automatically converted into the right to receive $12.70 per share in cash, without interest and subject to any withholding of taxes required by applicable law (such consideration, the “Public Merger Consideration”) and (y) each issued and outstanding share of Class B common stock, par value $0.01 per share, of the Company (such shares, the ”Class B Shares” and, together with the Class A Shares, the “Shares”) shall be cancelled (such transactions described in clauses (i) through (v), collectively, the “Transaction”). The terms and conditions of the Transaction are fully set forth in the Agreement.

We further understand that in connection with the Agreement and the Transaction, Parent has entered into voting and support agreements (the “Support Agreements”) with certain beneficial owners of the Shares, may enter into a transaction support agreement (the “Transaction Support Agreement”) with certain other beneficial owners of the Shares, and may enter into a revised amendment of select terms of partner agreements with the Merger Subs and James Levin (the “Levin Letter”).

You have asked us for our opinion as to the fairness, from a financial point of view, to the holders of Class A Shares (other than holders of Class A Shares that hold Operating Partnership Units (as defined in the Merger Agreement) and their respective affiliates that are holders of Class A Shares) (the “Non-Unitholder Class A Stockholders”) of the Public Merger Consideration to be received by such holders in the Public Merger. In arriving at the opinion set forth below, we have, among other things:

(i)	reviewed certain publicly available information concerning the business, financial condition and operations of the Company;

(ii)	reviewed certain internal information concerning the business, financial condition and operations of the Company prepared and furnished to us by the management of the Company;

(iii)
reviewed certain internal financial analyses, estimates and forecasts relating to the Company, including projections for fiscal years 2023E through 2026E that were prepared by or at the direction of and approved for our use by the management of the Company and by the Special Committee (collectively, the “Projections”);

(iv)
held discussions with members of senior management of the Company concerning, among other things, their evaluation of the Transaction and the Company’s business, operating and regulatory environment, financial condition, prospects and strategic objectives;

(v)	reviewed the historical market prices and trading activity for the Class A Shares;

(vi)	compared certain publicly available financial and stock market data for the Company with similar information for certain other companies that we deemed to be relevant;

(vii)	compared the proposed financial terms of the Transaction with publicly available financial terms of certain other business combinations that we deemed to be relevant;

(viii)	reviewed the Original Merger Agreement and a draft, dated October 26, 2023, of the Second Amendment; and

(ix)	performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this opinion.

In preparing this opinion, with your consent, we have relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by us, without independent verification thereof.  We have assumed, with your consent, that the Projections and the assumptions underlying the Projections, and all other financial analyses, estimates and forecasts provided to us by the Company’s management, have been reasonably prepared in accordance with industry practice and represent the Company management’s best currently available estimates and judgments as to the business and operations and future financial performance of the Company.  We assume no responsibility for and express no opinion as to the Projections, the assumptions upon which they are based or any other financial analyses, estimates and forecasts provided to us by the Company’s management.  We have also assumed, with your consent, that there have been no material changes in the assets, financial condition, results of operations, business or prospects of the Company since the respective dates of the last financial statements made available to us.  We have relied, with your consent, on the Company management’s representations and/or projections regarding taxable income, standalone net operating loss utilization and other tax attributes of the Company.  We have further relied, with your consent, upon the assurances of the management of the Company that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof.  We did not conduct a physical inspection of any of the properties or assets of the Company.  We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of the Company under any applicable laws.

We also have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respects from the draft reviewed by us and that the consummation of the Transaction will be effected in accordance with the terms and conditions of the Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or Parent or the contemplated benefits of the Transaction. We have also assumed that the representations and warranties made by the Company and Parent in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis.  We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals.  We are not legal, tax or regulatory advisors and have relied upon without independent verification the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters. We do not express any opinion as to the relative fairness of the consideration to be received by one holder of the Shares as compared to any other holder of the Shares.

We do not express any opinion as to the fairness of the consideration to be paid pursuant to the Agreement to the holders of the Class B Shares and Operating Partnership Units (as defined in the Agreement) in connection with the Transaction. In arriving at our opinion, we were not asked to solicit, and did not solicit, interest from any party with respect to any sale, acquisition, business combination or other extraordinary transaction involving the Company or its assets.  We have not considered the relative merits of the Transaction as compared to any other business plan or opportunity that might be available to the Company or the effect of any other arrangement in which the Company might engage and our opinion does not address the underlying decision by the Company to engage in the Transaction.  Our opinion is limited to the fairness as of the date hereof, from a financial point of view, to the Non-Unitholder Class A Stockholders of the Public Merger Consideration to be received by such holders in the Public Merger, and our opinion does not address any other aspect or implication of the Transaction, the Agreement, the Support Agreements, the Transaction Support Agreement, the Levin Letter or any other agreement or understanding entered into in connection with the Transaction or otherwise. We further express no opinion or view as to (i) the fairness of the Transaction to the holders of any other class of securities (including to the holders of Class B Shares and Operating Partnership Units), creditors or other constituencies of the Company, (ii) the allocation of the aggregate consideration to be paid in the Transaction between the holders of the Shares and Operating Partnership Units or the relative fairness of the consideration to the holders of any Shares, or (iii) as to the underlying decision by the Company to engage in the Transaction.  We also express no opinion as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Public Merger Consideration to be received by the holders of the Class A Shares or otherwise.

Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof.  We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.  We express no opinion as to the prices or trading ranges at which the Class A Shares will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Transaction or as to the impact of the Transaction on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due.

This opinion has been approved by a fairness committee of PJT Partners LP in accordance with established procedures. This opinion is provided to the Special Committee, in its capacity as such, in connection with and for the purposes of its evaluation of the Transaction only and is not a recommendation as to any action the Special Committee or the Board of Directors should take with respect to the Transaction or any aspect thereof.  This opinion does not constitute a recommendation to any holder of the Shares or Operating Partnership Units as to how any such holder should vote or act with respect to the Transaction or any other matter.  This opinion is not to be quoted, referenced, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Special Committee, the Board of Directors, or any other committee thereof, or the Company, without our prior written approval.  However, a copy of this opinion may be included, in its entirety, as an exhibit to any proxy, information statement or Schedule 14D-9 the Company is required to file with the Securities and Exchange Commission and distribute to its stockholders in connection with the Transaction.  Any summary of or reference to this opinion or the analysis performed by us in connection with the rendering of this opinion in such documents shall require our prior written approval.

We are acting as financial advisor to the Special Committee with respect to the Transaction and will receive a fee from the Company for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Transaction.  In addition, the Company has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including the rendering of this opinion).

In the ordinary course of our and our affiliates’ businesses, we and our affiliates may provide investment banking and other financial services to the Company, Parent or their respective affiliates and may receive compensation for the rendering of these services.  During the two years preceding the date of this opinion, we and certain of our affiliates are advising or have advised (i) creditor groups in which the Company or its affiliates are or were members, for which we received fees paid by third parties and may receive fees paid by third parties in the future, and (ii) an entity in which the Company maintains a minority investment in connection with a potential M&A transaction, for which we may receive fees in the future.

* * *

Based on and subject to the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Public Merger Consideration to be received by the Non-Unitholder Class A Stockholders in the Public Merger is fair to such holders from a financial point of view.

Very truly yours,

/s/ PJT Partners LP

PJT Partners LP

Annex H

October 27, 2023

The Board of Directors
Sculptor Capital Management, Inc.
9 West 57th Street, 39th Floor
New York, NY 10019

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A common stock, par value $0.01 per share (the “Company Class A Common Stock”) of Sculptor Capital Management, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger of the Company with a wholly-owned subsidiary of Rithm Capital Corp. (the “Acquiror”).  Pursuant to the Agreement and Plan of Merger, dated as of July 23, 2023 (the “Original Agreement”), by and among the Company and its subsidiaries, Sculptor Capital LP (“Capital LP”), Sculptor Capital Advisors LP (“Advisors LP”) and Sculptor Capital Advisors II LP (“Advisors II LP” and, together with Capital LP and Advisors LP, the “Operating Partnerships”), and the Acquiror and its subsidiaries, Calder Sub, Inc. (“Merger Sub Inc.”), Calder Sub I, LP (“Merger Sub I”), Calder Sub II, LP (“Merger Sub II”) and Calder Sub III, LP (“Merger Sub III” and collectively with Merger Sub I and Merger Sub II, the “LP Merger Subs”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 12, 2023 (the “First Amendment”), by and among the Company, the Operating Partnerships, the Acquiror, Merger Sub Inc. and the LP Merger Subs, as amended by Amendment No. 2 to the Agreement and Plan of Merger, dated as of October 26, 2023 (the “Second Amendment”), by and among the Company, the Operating Partnerships, the Acquiror, Merger Sub Inc. and the LP Merger Subs (as so amended, the “Agreement”), Merger Sub Inc. will merge (“Public Merger”) with and into the Company, with the Company surviving the Public Merger as a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Class A Common Stock, other than shares of Company Class A Common Stock held in treasury or owned by the Acquiror and its affiliates and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $12.70 per share in cash (the “Consideration”). The Agreement further provides that (i) Merger Sub I will merge (“LP Merger I”) with and into Capital LP, with Capital LP surviving as a subsidiary of the Acquiror, (ii) Merger Sub II will merge (“LP Merger II”) with and into Advisors LP, with Advisors LP surviving as a subsidiary of the Acquiror and (iii) Merger Sub III will merge (“LP Merger III” and, together with LP Merger I and LP Merger II, the “LP Mergers”, and the LP Mergers, together with the Public Merger, the ”Transaction”) with and into Advisors II LP, with Advisors II LP surviving as a subsidiary of Acquiror.  Each outstanding LP Class A Unit, LP Class A-1 Unit, LP Class E Unit, LP Class P Unit and LP Class P-4 Unit that is vested at the effective time of the LP Mergers or vests as a result of the consummation of the Transaction, other than Operating Partnership units held in treasury of the Operating Partnerships or owned by Acquiror or LP Merger Subs or any of their subsidiaries, will be converted into the right to receive an amount in cash equal to its applicable LP Merger Consideration (as defined in the Agreement).

In connection with preparing our opinion, we have (i) reviewed the Original Agreement, the First Amendment and the Second Amendment; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Class A Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us.  We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification.  We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters.  In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate.  We express no view as to such analyses or forecasts or the assumptions on which they were based.  We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement.  We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues.  We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company  or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.  Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Class A Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company (including the Class B common stock, $0.01 par value per share, of the Company) or any of the Operating Partnerships or as to the underlying decision by the Company to engage in the Transaction.  We also do not express an opinion as to the allocation of the aggregate consideration payable in the Transaction among the various classes of shares of capital stock or other equity interests of the Company and the Operating Partnerships, and our opinion does not take into account the individual circumstances of any holders with respect to control, governance or other rights which may distinguish such holders from other holders. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Class A Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a portion of which was payable in connection with the rendering of our opinion dated July 23, 2023, and a substantial portion of which will become payable only if the proposed Transaction is consummated. We will not receive a fee from the Company in connection with the delivery of this opinion.  In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.  Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company.  During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror (which was formerly known as “New Residential Investment Corp.”), for which we and such affiliates have received customary compensation.  Such services during such period have included acting as  co-lead manager and joint bookrunner on the Acquiror’s debt securities offerings in December 2021 and March 2022.  In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Class A Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC.  This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction.  This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter.  This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval.  This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

J.P. MORGAN SECURITIES LLC

Annex I

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 2, dated as of October 26, 2023 (this “Amendment”), to the Agreement and Plan of Merger, dated as of July 23, 2023 (as amended by that certain Amendment No. 1, dated as of October 12, 2023, the “Merger Agreement”), by and among Sculptor Capital Management, Inc., a Delaware corporation (the “Company”), Sculptor Capital LP, a Delaware limited partnership and Subsidiary of the Company (“Capital LP”), Sculptor Capital Advisors LP, a Delaware limited partnership and Subsidiary of the Company (“Advisors LP”), Sculptor Capital Advisors II LP, a Delaware limited partnership and Subsidiary of the Company (“Advisors II LP” and, together with Capital LP and Advisors LP, the “Operating Partnerships”), Rithm Capital Corp., a Delaware corporation (“Parent”), Calder Sub, Inc., a Delaware corporation and Subsidiary of Parent (“Merger Sub Inc.”), Calder Sub I, LP, a Delaware limited partnership and Subsidiary of Parent (“Merger Sub I”), Calder Sub II, LP, a Delaware limited partnership and Subsidiary of Parent (“Merger Sub II”), and Calder Sub III, LP, a Delaware limited partnership and Subsidiary of Parent (“Merger Sub III” and collectively with Merger Sub I and Merger Sub II, the “LP Merger Subs” and collectively with Merger Sub Inc, the “Merger Subs”), hereby amends the Merger Agreement as set forth herein. Each of the Company, Capital LP, Advisors LP, Advisors II LP, Parent, Merger Sub Inc., Merger Sub I, Merger Sub II and Merger Sub III is referred to herein as a “Party” and, collectively, the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties have determined to amend the Merger Agreement in accordance with Section 9.05 of the Merger Agreement as set forth herein;

WHEREAS, concurrently with the execution and delivery of this Amendment, Parent is entering into the (i) Transaction Support Agreement with Daniel S. Och, Harold Kelly, Jr., Richard Lyon, James O’Connor, Zoltan Varga and the other signatories party thereto (the “Transaction Support Agreement”) and (ii) Revised Amendment of Select Terms of the Partner Agreements with the Merger Subs and James Levin (the “Levin Agreement”); and

WHEREAS, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

NOW, THEREFORE, the Parties hereto agree as follows:

1. Amendment of Section 1.01 - Definitions. Section 1.01(a) of the Merger Agreement is hereby amended by (i) replacing the dollar amount of “$20,307,196” with the dollar amount of “$22,426,831” in the definition of “Company Termination Fee”, (ii) replacing the dollar amount of “$173,104,681” with the dollar amount of “$177,856,138” in the definition of “LP Merger Consideration” and (iii) replacing the dollar amount of “$5,415,252” with the dollar amount of “$5,677,679” in the definition of “Parent Expenses”.

2. Amendment of Section 2.01 - The Closing. Section 2.01 of the Merger Agreement is hereby amended by replacing the words “two (2) Business Days” with the words “one (1) Business Day”.

3. Amendment of Section 3.01(a) - Conversion of Company Class A Common Stock. Section 3.01(a) of the Merger Agreement is hereby amended by replacing the dollar amount of “$12.00” with the dollar amount of “$12.70”.

4. Amendment of Section 8.03(a) - Company Termination Fee. The Merger Agreement is hereby amended by (i) moving “(A)” in Section 8.03(a)(i) to immediately follow “(y)”, (ii) replacing the words “and has not been withdrawn” in clause (A) of Section 8.03(a)(i) of the Merger Agreement with the words “(whether or not such Acquisition Proposal has been withdrawn)”, (iii) inserting the words “(1) consummates any Acquisition Proposal or (2)” in clause (B) of Section 8.03(a)(i) of the Merger Agreement following the words “within twelve (12) months of the termination of this Agreement, the Company”, (iv) replacing the words “within three (3) Business Days after the date on which such Acquisition Proposal is consummated” in Section 8.03(a)(i) of the Merger Agreement with the words “concurrently with the consummation of such Acquisition Proposal”, (v) replacing the words “within three (3) Business Days following such termination” in Section 8.03(a)(ii) of the Merger Agreement with the words “concurrently with such termination” and (vi) replacing the words “within three (3) Business Days following such termination” in Section 8.03(a)(iii) of the Merger Agreement with the words “concurrently with such termination”.

5. Transaction Support Agreement. The Merger Agreement is hereby amended by (i) amending Section 1.01(a) to add a defined term, which shall appear in the appropriate alphabetical order, that reads as follows “ “Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of October 26, 2023, by and among Parent, Daniel S. Och, Harold Kelly, Jr., Richard Lyon, James O’Connor, Zoltan Varga and the other signatories thereto.”, (ii) amending the definition of “Ancillary Agreements” to insert the words “Transaction Support Agreement,” (iii) amending Section 4.02 to add a sentence at the end of such section that reads as follows “Prior to the execution of the Transaction Support Agreement by the parties thereto, the Company Board (acting upon the unanimous recommendation of the Special Committee to take such action) approved the Transaction Support Agreement and the transactions contemplated thereby.”, (iv) amending Section 5.07(b) to insert the words “and the Transaction Support Agreement” after the words “Other than the Support Agreements”, (v) amending Section 6.02(f) to insert the words “the Transaction Support Agreement,” after the words “the Support Agreements,”, and (vi) inserting a new Section 6.23 with text that reads as follows “Transaction Support Agreement. Parent shall seek to enforce the obligations of the Stockholders (as such term is defined in the Transaction Support Agreement) under the Transaction Support Agreement and the Company shall be entitled to specific performance pursuant to Section 9.02 to cause Parent to seek to enforce the obligations of the Stockholders under the Transaction Support Agreement. Prior to the Closing, Parent shall not, except with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), (i) amend, modify, waive or agree to terminate any of the terms or provisions of the Transaction Support Agreement (or enter into any Contract that has the effect of the foregoing) or (ii) take any action with the intent to violate clause (vi) of Section 7.04 of the Transaction Support Agreement (but solely to the extent that such action results in the termination of the Transaction Support Agreement pursuant to clause (vi) of Section 7.04 thereof).”

6. The Company hereby consents to the entry into the Transaction Support Agreement and the Levin Agreement and acknowledges and agrees that, notwithstanding anything in the Merger Agreement to the contrary, Parent and its Affiliates are permitted to take the actions contemplated by the Transaction Support Agreement and the Levin Agreement and consummate the transactions contemplated thereby.

7. Each of Parent and the Merger Subs hereby waives the conditions (i) set forth in Section 7.02(c) of the Merger Agreement, (ii) under the heading “Condition” in Exhibit C and (iii) set forth in Section 7.02(e) of the Merger Agreement solely as it relates to certifying that the condition set forth in Section 7.02(c) has been satisfied, in each case, solely to the extent the Closing occurs on or prior to November 17, 2023. For the avoidance of doubt, this waiver does not otherwise waive or amend the terms of the Merger Agreement or Article VII, and such waiver shall be null and void if the Closing does not occur on or prior to November 17, 2023. The waiver is in full reservation of all, and without waiver of, any other rights in the Merger Agreement. No other provisions of the Merger Agreement shall be amended or modified by this waiver except as explicitly set forth herein, and the remainder of the Merger Agreement shall remain in full force and effect in accordance with its terms.

8. Each Party hereby acknowledges that the provisions of the Merger Agreement which have not been modified or amended by this Amendment shall remain in full force and effect in all respects. Each reference to “hereof,” “herein,” “hereby,” and “this Agreement” in the Merger Agreement will from and after the entry into this Amendment refer to the Merger Agreement as amended by this Amendment. Notwithstanding anything to the contrary in this Amendment, the date of the Merger Agreement, as amended hereby, will in all instances remain as July 23, 2023, and any references in the Merger Agreement to “the date first above written,” “the date of this Agreement,” “the date hereof” and similar references will continue to refer to July 23, 2023.

9. The provisions of Article IX (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first written above.

RITHM CAPITAL CORP.

By:	/s/ Nicola Santoro, Jr.
Name:	Nicola Santoro, Jr.
Title:	Chief Financial Officer

CALDER SUB, INC.

By:	/s/ Nicola Santoro, Jr.
Name:	Nicola Santoro, Jr.
Title:	Chief Financial Officer

CALDER SUB I, LP

By:	/s/ Nicola Santoro, Jr.
Name:	Nicola Santoro, Jr.
Title:	Chief Financial Officer

CALDER SUB II, LP

By:	/s/ Nicola Santoro, Jr.
Name:	Nicola Santoro, Jr.
Title:	Chief Financial Officer

CALDER SUB III, LP

By:	/s/ Nicola Santoro, Jr.
Name:	Nicola Santoro, Jr.
Title:	Chief Financial Officer

SCULPTOR CAPITAL MANAGEMENT, INC.

By:	/s/ Dava Ritchea
Name:	Dava Ritchea
Title:	Chief Financial Officer

SCULPTOR CAPITAL LP

By: Sculptor Capital Holding Corporation, its General Partner

By:	/s/ Dava Ritchea
Name:	Dava Ritchea
Title:	Chief Financial Officer

SCULPTOR CAPITAL ADVISORS LP

By: Sculptor Capital Holding Corporation, its General Partner

By:	/s/ Dava Ritchea
Name:	Dava Ritchea
Title:	Chief Financial Officer

SCULPTOR CAPITAL ADVISORS II LP

By: Sculptor Capital Holding Corporation, its General Partner

By:	/s/ Dava Ritchea
Name:	Dava Ritchea
Title:	Chief Financial Officer